Form 10-K, Exhibit 13
period 1995-12-31
US REALTY INCOME PARTNERS LP
filed 1996-04-30
CIK 822819

January 2, 1996



Members of the Partnership
U.S. Realty Income Partners, L.P.
Nashville, Tennessee

We are pleased to confirm our understanding of the services we are to provide for U.S. Realty Income Partners, L.P. for the year ended December 31, 1995.

We will audit the balance sheet of U.S. Realty Income Partners, L.P., and the related statements of income, retained earnings, and cash flows for the year then ended.

Our audit will be conducted in accordance with generally accepted auditing standards and will include tests of your accounting records and other procedures we consider necessary to enable us to express an unqualified opinion that your financial statements are fairly presented, in all material respects, in conformity with generally accepted accounting principles. If our opinion is other than unqualified, we will fully discuss the reasons with you in advance. If, for any reason, we are unable to complete the audit, we will not issue a report as a result of this engagement.

Our procedures will include tests of documentary evidence supporting the transactions recorded in the accounts, tests of the physical existence of inventories, and direct confirmation of receivables and certain other assets and liabilities by correspondence with selected customers, creditors, and banks. We will request written representations from your attorneys as part of the engagement, and they may bill you for responding to this inquiry. At the conclusion of our audit, we will also request certain written representations from you about the financial statements and related matters.

An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements; therefore, our audit will involve judgment about the number of transactions to be examined and the areas to be tested. Also, we will plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. However, because of the concept of reasonable assurance and because we will not perform a detailed examination of all transactions, there is a risk that material errors, irregularities, or illegal acts, including fraud or defalcations, may exist and not be detected by us. We will inform you, however, of any matters of that nature that come to our attention unless they are clearly inconsequential. Our responsibility as auditors is limited to the period covered by our audit and does not extend to any later periods for which we are not engaged as auditors.

We understand that you will provide us with the basic information required for our audit and that you are responsible for the accuracy and completeness of that information. We will advise you about appropriate accounting principles and their application and will assist in the preparation of your financial statements, but the responsibility for the financial statements remains with you. This responsibility includes the maintenance of adequate records and related internal control structure, the selection and application of accounting principles, and the safeguarding of assets.

We understand that your employees will type all cash, accounts receivable, accounts payable, and other confirmations we request and will locate any documents selected by us for testing.

Our audit is not specifically designed and cannot be relied on to disclose reportable conditions, that is, significant deficiencies in the design or operation of the internal control structure. However, during the audit, if we become aware of such reportable conditions or ways that we believe management practices can be improved, we will communicate them to you in a separate letter.

We expect to begin our audit on approximately February 5, 1996 and to issue our report no later than March 31, 1996.

Our fees for these services will be $6,500 for the audit. The fee is based on anticipated cooperation from your personnel and the assumption that unexpected circumstances will not be encountered during the audit. If significant additional time is necessary, we will discuss it with you and arrive at a new fee estimate before we incur the additional costs. Our invoices for these fees will be rendered each month as work progresses and are payable on presentation.

We appreciate the opportunity to be of service to you and believe this letter accurately summarizes the significant terms of our engagement. If you have any questions, please let us know. If you agree with the terms of our engagement as described in this letter, please sign the enclosed copy and return it to us.

Very truly yours,



Dempsey, Wilson & Co., P.C.

RESPONSE:

This letter correctly sets forth the understanding of U.S. Realty
Income Partners, L.P.

Officer signature:
Title:
Date:

                         U.S. Realty Income Partners, L.P.
                              (A Limited Partnership)

                         FINANCIAL STATEMENTS AND SCHEDULES

                          December 31, 1995, 1994 and 1993

                    (With Independent Auditors' Report Thereon)

                U.S. Realty Income Partners, L.P.
                     (A Limited Partnership)


                        Table of Contents


                                                            Page
                                                           Number


Independent Auditors' Report                                 1

Financial Statements:

   Balance Sheets                                            2

   Statements of Operations                                  3

   Statements of Partnership Equity                          4

   Statements of Cash Flows                                  5

   Notes to Financial Statements                            6-13


Independent Auditors' Report on Accompanying Schedules       14

Schedules:

   Schedule V - Property and Improvements                    15

   Schedule VI - Accumulated Depreciation of
      Property and Improvements                              16

                  Independent Auditors' Report





Members of the Partnership
U.S. Realty Income Partners, L.P.
Nashville, Tennessee


We have audited the balance sheet of U.S. Realty Income Partners, L.P. (a limited partnership) (the Partnership) as of December 31, 1995 and the related statements of operations, partnership equity, and cash flows for the year then ended. The financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audit. The financial statements of U.S. Realty Income Partners, L.P. as of December 31, 1994 and for the years ended December 31, 1994 and 1993, were audited by other auditors whose report dated March 15, 1995, expressed an unqualified report thereon.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the U.S. Realty Income Partners, L.P. as of December 31, 1995 and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.






February 6, 1996
Murfreesboro, Tennessee

               U. S. Realty Income Partners, L.P.
                     (A Limited Partnership)

                         BALANCE SHEETS

                   December 31, 1995 and 1994



                             Assets

                                            1995         1994

Cash                                     $  155,183   $  165,282

Tenant receivable                             2,752        5,879

Property, plant and equipment, net of
   accumulated depreciation of $1,113,864
   in 1995 and $958,434 in 1994           4,196,063    4,351,493

Investment in joint venture                   1,000        1,000

Other assets                                332,909      299,587

      Total assets                       $4,687,907   $4,823,241

               Liabilities and Partnership Equity

Notes payable                            $3,642,603   $3,681,141

Accounts payable                              2,705        1,560