Form 10-K, Exhibit 13
period 1997-12-31
US REALTY INCOME PARTNERS LP
filed 1998-03-31
CIK 822819

U.S. Realty Income Partners, L.P.
	(A Limited Partnership)

	FINANCIAL STATEMENTS AND SCHEDULES

	December 31, 1997, 1996 and 1995

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


We have audited the balance sheets of U.S. Realty Income Partners, L.P. (a limited partnership) (the Partnership) as of December 31, 1997 and 1996 and the related statements of operations, partnership equity, and cash flows for the years ended December 31, 1997, 1996 and 1995. The financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of U.S. Realty Income Partners, L.P. as of December 31, 1997 and 1996 and the results of its operations and its cash flows for the years ended December 31, 1997, 1996 and 1995, in conformity with generally accepted accounting principles.

                                 S/N Dempsey Wilson & Co., P.C.
                                     Certified Public Accountants


January 27, 1998
Murfreesboro, Tennessee










 S. Realty Income Partners, L.P.
                         	(A Limited Partnership)

	       BALANCE SHEETS

                       	December 31, 1997 and 1996

	Assets

                                         1997         1996

Cash                                  $   477,135  $  291,829

Tenant receivables                          1,996       6,035

Property, plant and equipment, net of
   accumulated depreciation of
   $1,424,675 in 1997 and $1,269,294
   in 1996                              3,885,252   4,040,633

Investment in joint venture                 1,000       1,000

Other assets                              256,079     266,984

      Total assets                    $ 4,621,462  $4,606,481

Liabilities and Partnership Equity

Notes payable                         $ 3,557,105  $3,600,032

Accounts payable                            1,187       2,548

Accrued expenses                          120,548      83,492

      Total liabilities                 3,678,840   3,686,072

Commitments and contingent liabilities

Minority partners' interest in joint
   venture                               (102,925)   (121,073)

Partnership equity:
   General Partners, no units authorized (184,100)   (184,303)
   Limited Partners, 4,858 units
      authorized, issued, and
      outstanding                       1,229,647   1,225,785
      Net partnership equity            1,045,547   1,041,482

                                      $ 4,621,462  $4,606,481

See accompanying notes to financial statements.
	2


U.S. Realty Income Partners, L.P.
(A Limited Partnership)

STATEMENTS OF OPERATIONS

	For the Years Ended December 31, 1997, 1996 and 1995

                                 1997        1996        1995
Revenues:
   Rental income               $ 626,672  $629,035    $ 609,362
   Common area maintenance       105,595   114,654       83,116
   Interest                        6,236     3,212        6,088
      Total revenues             738,503   746,901      698,566

Expenses:
   Interest                      357,889   362,845      366,378
   Legal and professional         18,268    24,510       28,269
   Depreciation                  155,381   155,430      155,430
   Amortization                   21,103    30,925       31,758
   Property taxes                 75,460    68,047       68,047
   Leasing and administrative     44,323    75,068       47,025
   Management fees                27,650    27,121       26,305
   Repairs and maintenance        24,889    23,583       23,134
   Refinancing costs               2,500    28,543         -
   Utilities                      11,998     8,814       10,419
   Insurance                       7,538     3,183        7,052
      Total expenses             746,999   808,069      763,817
Net loss before minority
   interest and loss from joint
   venture                        (8,496)  (61,168)     (65,251)

Minority partner's interest in
   operating profit              (18,148)  (12,317)      (3,009)

Loss from operations             (26,644)  (73,485)     (68,260)

Income (loss) from joint venture  30,709    20,845         (118)

Net earnings (loss)            $   4,065  $(52,640)   $ (68,378)

Net earnings (loss) per unit   $     .79  $ (10.29)   $  (13.37)

Weighted average number of units    4,858     4,858        4,858

See accompanying notes to financial statements.

	3


U.S. Realty Income Partners, L.P.
(A Limited Partnership)

STATEMENTS OF PARTNERSHIP EQUITY

Years Ended December 31, 1997, 1996 and 1995



                                      Limited    General
                                     Partners    Partners       Total

Distributive share of net earnings        95%          5%          100%

Balance at December 31, 1994       1,340,752    (178,252)    1,162,500

Net loss of 1995                     (64,959)     (3,419)      (68,378)

Balance at December 31, 1995       1,275,793    (181,671)    1,094,122

Net loss of 1996                     (50,008)     (2,632)      (52,640)

Balance at December 31, 1996       1,225,785    (184,303)    1,041,482

Net earnings of 1997			      3,862         203         4,065

Balance at December 31, 1997      $1,229,647   $(184,100)   $1,045,547














See accompanying notes to financial statements.
                             4


	U.S. Realty Income Partners, L.P.
	(A Limited Partnership)

	STATEMENTS OF CASH FLOWS

	Years Ended December 31, 1997, 1996 and 1995

                                    1997        1996        1995
Cash Flows from Operating Activities

Net loss from operations          $(26,644)  $(73,485)   $ (68,260)
Adjustments to reconcile net
   income to cash provided by
   operating activities:
      Minority partner's
         interest in net profit
         (loss) of consolidated
         partnership                18,148     12,317        3,009
      Depreciation                 155,381    155,430      155,430
      Amortization                  21,103     30,925       31,758
   (Increase) decrease in:
      Tenant receivable              4,039     (3,283)       3,127
      Other assets                 (10,198)    35,000      (65,080)
   Increase (decrease) in:
      Accounts payable              (1,361)      (157)       1,145
      Accrued expenses              37,056      1,625      (32,572)
Net cash provided by operating
   activities                      197,524    158,372       28,557
Cash Flows from Investing Activities

Distribution from (investment in)
   joint venture                    30,709     20,845         (118)
Net cash used in investing
   activities                       30,709     20,845         (118)

Cash Flows from Financing Activities

Repayments on mortgage note        (42,927)   (42,571)     (38,538)
Net cash used in financing
  activities                       (42,927)   (42,571)     (38,538)
Net (decrease) increase in
   cash and cash equivalents       185,306    136,646      (10,099)
Cash and cash equivalents
   at beginning of year            291,829    155,183      165,282
Cash and cash equivalents
   at end of year                 $477,135   $291,829     $155,183

See accompanying notes to financial statements.
	5


	U.S. Realty Income Partners, L.P.
	(A Limited Partnership)

	NOTES TO FINANCIAL STATEMENTS

	For the Years Ended December 31, 1997, 1996 and 1995


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

	6



	U.S. Realty Income Partners, L.P.
	(A Limited Partnership)

	NOTES TO FINANCIAL STATEMENTS (Continued)

	For the Years Ended December 31, 1997, 1996 and 1995



1.	Summary of Significant Accounting Policies, (Continued)

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






	7


	U.S. Realty Income Partners, L.P.
	(A Limited Partnership)

	NOTES TO FINANCIAL STATEMENTS (Continued)

	For the Years Ended December 31, 1997, 1996 and 1995


2.	Property and Improvements

Property and improvements located at Bellevue Plaza consist of the following:

       		                             1997          1996

Buildings and improvements    $ 4,895,626   $4,895,626
Less accumulated depreciation  (1,424,675)  (1,269,294)
                                3,470,951    3,626,332

Land                              414,301      414,301

                              $ 3,885,252   $4,040,633

During the years ended December 31, 1997, 1996 and 1995, the
Partnership recognized depreciation of $155,381, $155,430, and $155,430, respectively.

3.	Investment in Joint Venture

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

8



 	U.S. Realty Income Partners, L.P.
	(A Limited Partnership)

	NOTES TO FINANCIAL STATEMENTS (Continued)

	For the Years Ended December 31, 1997, 1996 and 1995

3.	Investment in Joint Venture, (Continued)

Revenues of the Joint Venture for the seven months ended July 28, 1995 are summarized as follows:

	Revenues			                $1,133,452

	Expenses
	   Interest				        408,573
	   Depreciation and
amortization			        285,598
   Other operating expenses		        493,962
					      1,188,133

Net Loss				     $  (54,681)

	Cash flow information is summarized as follows:

		Operating activities			$  148,286
		Investing activities			   (39,659)
		Financing activities			  (156,610)

		Net decrease in cash			   (47,983)

		Cash, beginning of year 			    47,642

		Cash, end of year				$     (341)

The partnership's income (loss) from its joint venture investments is determined as follows:
                                        1997     1996       1995


Distributions from Prudential/Daniel
   Office Venture, LLC                $30,709  $ 20,845  $ 10,000
Provisions for loss on investment in
   DR/US West End General Partnership    -         -      (10,118)

                                      $30,709  $ 20,845  $   (118)



9






U.S. Realty Income Partners, L.P.
	(A Limited Partnership)

	NOTES TO FINANCIAL STATEMENTS (Continued)

	For the Years Ended December 31, 1997, 1996 and 1995

4. 	Related Party Transactions

Administration expenses (fees and other costs and expenses) paid to the general partner or its affiliates amounted to $36,000 in 1997, $65,000 in 1996 and $36,000 in 1995.

5.   Note Payable

The Partnership has a note payable to a financial institution amounting to $3,557,105 and $3,600,032 as of December 31, 1997 and 1996. The note bears an interest rate of 10% per annum with monthly installments of principal and interest of $33,743 payable until March 31, 1998, when the remaining balance will be due. The note is collateralized by a deed of trust on the Bellevue Plaza property.

6.   Reconciliation of Financial Statements and Tax Returns

                                      1997         1996        1995
   Net income (loss), per
      financial statements    $    4,065  $  (52,640)  $ (68,378)

   Items treated differently
      on the tax return:
   Net operating loss              1,038      (4,003)    (16,080)
   Write-down in value of
      investment                    -           -            118
   Amortization                  (14,140)    (14,149)    (14,151)

   Net loss, per tax returns   $  (9,037)  $ (70,792)  $ (98,491)

The Partnership's federal income tax return is subject to audit and possible adjustment by the Internal Revenue Service.






                              10






	U.S. Realty Income Partners, L.P.
	(A Limited Partnership)

	NOTES TO FINANCIAL STATEMENTS (Continued)

	For the Years Ended December 31, 1997, 1996 and 1995


7. 	Other Assets

Other assets consist of:
						          1997          1996
   Acquisition fees                     $ 328,447     $ 328,447

   Mortgage financing costs                  -          101,089

   Deferred commissions                    41,021        41,968

                                          369,468       471,504

   Less accumulated amortization         (115,039)     (206,170)

                                          254,429       265,334

   Accounts receivable from affiliate       1,650         1,650


                                        $ 256,079     $ 266,984

Acquisition fees are amortized over the life of the acquired property, which is 31.5 years. Deferred commissions are amortized over the terms of the related leases.

8.   Leases of Lessor

Bellevue Plaza leases property to others under noncancellable operating leases requiring fixed monthly payments over various terms. At December 31, 1997, future minimum lease receipts were as follows:

Year Ending December 31:

        1998                            $  418,600
        1999                               285,395
        2000                               196,516
        2001                               146,525
        2002                                39,594
        2003                                 7,124

                                        $1,093,754

9.   Supplemental Cash Flow Information

Interest paid totaled $328,247 in 1997, $362,845 in 1996 and $366,378 in 1995.

11



	U.S. Realty Income Partners, L.P.
	(A Limited Partnership)

	NOTES TO FINANCIAL STATEMENTS (Continued)

	For the Years Ended December 31, 1997, 1996 and 1995

10.  Financial Instruments

The estimated fair values of the partnership's financial instruments, as of December 31, 1997 and 1996, were as follows (in thousands):

                                   1997                1996

                            Carrying      Fair  Carrying      Fair
                            Amount       Value  Amount       Value
Financial assets:
  Cash and cash equivalents $477       $  477   $292       $  292
  Receivables                  2            2      6            6
  Investment in joint
    venture                    1        1,361      1        1,361

                            $480       $1,840   $299       $1,659

Financial liabilities:
   Notes payable            $3,557     $3,557   $3,600     $3,600
   Accounts payable              1          1        3          3
   Accrued expenses            121        121       83         83

 	                            $3,679     $3,679   $3,686     $3,686

Methods and assumptions used in estimating fair values are summarized as follows:

Cash and cash equivalents - Carrying amounts represent a reasonable estimate of fair values.

Trade accounts receivable and payable, and accrued expenses -
Carrying values of these accounts approximate fair value due to their short maturities.

Investment in joint venture - Management's estimate of fair value, as of December 31, 1997, is based on unaudited estimated values of the underlying real estate. Management believes the fair value of the partnership's interest in the LLC approximates capital contributions recognized by the LLC (for the 4.17% interest) amounting to $1,361,445. Such capital contributions were valued based on management's (unaudited) estimated values of the contributed



12



	U.S. Realty Income Partners, L.P.
	(A Limited Partnership)

	NOTES TO FINANCIAL STATEMENTS (Continued)

	For the Years Ended December 31, 1997, 1996 and 1995

10.  Financial Instruments (Continued)

properties. The LLC interest has been valued in these financial statements at $1,000, the partnership's carrying value in the DR/US investment. (note 3)

Note Payable - Carrying value of the note payable approximates market value since the terms of the note are similar to those available in the current market.

11.  Environmental Contingency

The shopping center property the partnership controls (described in note 1) has environmental problems due to a current tenant. The tenant operates in an industry that has a superfund established by the State of Tennessee. This superfund is available to the businesses in this industry, however, the state has yet to promulgate rules and regulations for use of these funds. Management anticipates no related liability to the partnership since management believes that the current tenant is responsible for the cost of the cleanup.






















1






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






January 27, 1998
Murfreesboro, Tennessee















	U.S. Realty Income Partners, L.P.
	(A Limited Partnership)

	SCHEDULE V - PROPERTY AND IMPROVEMENTS






                 Balance at                              Balance,
                 Beginning    Additions                  at end
Classification   of Period     At Cost    Retirements   of Period


    1992          5,301,022     5,570          -         5,306,592

    1993          5,306,592     2,400          -         5,308,992

    1994          5,308,992       935          -         5,309,927

    1995          5,309,927      -             -         5,309,927

    1996          5,309,927      -             -         5,309,927

    1997          5,309,927      -             -         5,309,927



















	15




	U.S. Realty Income Partners, L.P.
	(A Limited Partnership)

	SCHEDULE VI - ACCUMULATED DEPRECIATION OF PROPERTY AND IMPROVEMENTS





                              Additions
                 Balance at   Charged to                  Balance,
                 Beginning    Costs and                   at end
Classification   of Period     Expenses    Retirements   of Period


    1992            492,359    155,308          -           647,667

    1993            647,667    155,340          -           803,007

    1994            803,007    155,427          -           958,434

    1995            958,434    155,430          -         1,113,864

    1996          1,113,864    155,430          -         1,269,294

    1997          1,269,294    155,381          -         1,424,675



Depreciation is provided for by the required tax method of depreciating commercial real estate; i.e. MACRS. The Partnership believes this provides for a depreciation provision similar to standard book depreciation methods.









	16