Form 10-K, Exhibit 13
period 1998-12-31
US REALTY INCOME PARTNERS LP
filed 1999-04-29
CIK 822819

U.S. Realty Income Partners, L.P.
	(A Limited Partnership)

	FINANCIAL STATEMENTS AND SCHEDULES

	December 31, 1998, 1997 and 1996

	(With Independent Auditors' Report Thereon)






























	U.S. Realty Income Partners, L.P.
	(A Limited Partnership)


	Table of Contents


                                                            Page
                                                           Number


Independent Auditors' Report                                 1

Financial Statements:

   Balance Sheets                                            2

   Statements of Operations                                  3

   Statements of Partnership Equity                          4

   Statements of Cash Flows                                  5

   Notes to Financial Statements                            6-12


Independent Auditors' Report on Accompanying Schedules       13

Schedules:

   Schedule V - Property and Improvements                    14

   Schedule VI - Accumulated Depreciation of
      Property and Improvements                              15







Independent Auditors' Report





Members of the Partnership
U.S. Realty Income Partners, L.P.
Nashville, Tennessee


We have audited the balance sheets of U.S. Realty Income Partners, L.P. (a limited partnership) (the Partnership) as of December 31, 1998 and 1997 and the related statements of operations, partnership equity, and cash flows for the years ended December 31, 1998, 1997 and 1996. The financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of U.S. Realty Income Partners, L.P. as of December 31, 1998 and 1997 and the results of its operations and its cash flows for the years ended December 31, 1998, 1997 and 1996, in conformity with generally accepted accounting principles.





January 26, 1999
Murfreesboro, Tennessee  S/N Dempsey Vantrease & Follis PLLC


	U. S. Realty Income Partners, L.P.
	(A Limited Partnership)

	BALANCE SHEETS

	December 31, 1998 and 1997


	Assets

                                            1998         1997

Cash                                     $   295,485  $  477,135

Tenant receivables                            32,901       1,996

Property, plant and equipment, net of
   accumulated depreciation of
   $1,580,106 in 1998 and $1,424,675
   in 1997                                 3,729,821   3,885,252

Investment in joint venture                    1,000       1,000

Other assets                                 413,928     256,079

      Total assets                       $ 4,473,135  $4,621,462

	Liabilities and Partnership Equity

Notes payable                            $ 3,505,577  $3,557,105

Accounts payable                                 874       1,187

Accrued expenses                             123,474     120,548

      Total liabilities                    3,629,925   3,678,840

Commitments and contingent liabilities

Minority partners' interest in joint
   venture                                  (130,529)   (102,925)

Partnership equity:
   General Partners, no units authorized    (187,690)   (184,100)
   Limited Partners, 4,858 units
      authorized, issued, and
      outstanding                          1,161,429   1,229,647
      Net partnership equity                 973,739   1,045,547

                                         $ 4,473,135  $4,621,462

See accompanying notes to financial statements.
	2

	U.S. Realty Income Partners, L.P.
	(A Limited Partnership)

	STATEMENTS OF OPERATIONS

	For the Years Ended December 31, 1998, 1997 and 1996

                                    1998        1997        1996

Revenues:
   Rental income                  $ 533,070  $626,672    $ 629,035
   Common area maintenance           59,999   105,595      114,654
   Interest                          16,883     6,236        3,212
      Total revenues                609,952   738,503      746,901

Expenses:
   Interest                         352,958   357,889      362,845
   Legal and professional            20,818    18,268       24,510
   Depreciation                     155,431   155,381      155,430
   Amortization                      21,904    21,103       30,925
   Property taxes                    78,229    75,460       68,047
   Leasing and administrative        48,436    44,323       75,068
   Management fees                   21,783    27,650       27,121
   Repairs and maintenance           31,889    24,889       23,583
   Refinancing costs                   -        2,500       28,543
   Utilities                         16,545    11,998        8,814
   Insurance                          8,715     7,538        3,183
      Total expenses                756,708   746,999      808,069

Net loss before minority
   interest and loss from joint
   venture                         (146,756)   (8,496)     (61,168)

Minority partner's interest in
   operating (profit) loss           27,604   (18,148)     (12,317)

Loss from operations               (119,152)  (26,644)     (73,485)

Income from joint venture            47,344    30,709       20,845

Net earnings (loss)               $ (71,808) $  4,065    $ (52,640)

Net earnings (loss) per unit      $  (14.04) $    .79    $  (10.29)

Weighted average number of units      4,858     4,858        4,858


See accompanying notes to financial statements.

	3

	U.S. Realty Income Partners, L.P.
	(A Limited Partnership)

	STATEMENTS OF PARTNERSHIP EQUITY

	Years Ended December 31, 1998, 1997 and 1996



                                        Limited    General
                                       Partners    Partners       Total

Distributive share of net earnings           95%          5%          100%

Balance at December 31, 1995          1,275,793    (181,671)    1,094,122

Net loss of 1996                        (50,008)     (2,632)      (52,640)

Balance at December 31, 1996          1,225,785    (184,303)    1,041,482

Net earnings of 1997			       3,862         203         4,065

Balance at December 31, 1997          1,229,647   $(184,100)   $1,045,547

Net loss of 1998                        (68,218)     (3,590)      (71,808)

Balance at December 31, 1998         $1,161,429   $(187,690)   $  973,739




















See accompanying notes to financial statements.

	4

	U.S. Realty Income Partners, L.P.
	(A Limited Partnership)

	STATEMENTS OF CASH FLOWS

	Years Ended December 31, 1998, 1997 and 1996

                                     1998       1997        1996

Cash Flows from Operating Activities

Net loss from operations          $(119,152)  $(26,644)   $ (73,485)
Adjustments to reconcile net
   income to cash provided by
   operating activities:
      Minority partner's
         interest in net profit
         (loss) of consolidated
         partnership                (27,604)    18,148       12,317
      Depreciation                  155,431    155,381      155,430
      Amortization                   21,904     21,103       30,925
   (Increase) decrease in:
      Tenant receivable             (30,905)     4,039       (3,283)
      Other assets                 (179,753)   (10,198)      35,000
   Increase (decrease) in:
      Accounts payable                 (313)    (1,361)        (157)
      Accrued expenses                2,926     37,056        1,625
Net cash provided by operating
   activities                      (177,466)   197,524      158,372

Cash Flows from Investing Activities

Distribution from
   joint venture                     47,344     30,709       20,845
Net cash used in investing
   activities                        47,344     30,709       20,845

Cash Flows from Financing Activities

Repayments on mortgage note         (51,528)   (42,927)     (42,571)
Net cash used in financing
  activities                        (51,528)   (42,927)     (42,571)
Net (decrease) increase in
   cash and cash equivalents       (181,650)   185,306      136,646
Cash and cash equivalents
   at beginning of year             477,135    291,829      155,183

Cash and cash equivalents
   at end of year                  $295,485   $477,135     $291,829

See accompanying notes to financial statements.

	5

	U.S. Realty Income Partners, L.P.
	(A Limited Partnership)

	NOTES TO FINANCIAL STATEMENTS

	For the Years Ended December 31, 1998, 1997 and 1996


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

	6

	U.S. Realty Income Partners, L.P.
	(A Limited Partnership)

	NOTES TO FINANCIAL STATEMENTS (Continued)

	For the Years Ended December 31, 1998, 1997 and 1996


1.	Summary of Significant Accounting Policies, (Continued)

	Revenue Recognition

	Rent is recorded as income over the lease terms as rents become receivable according to provisions of the leases. Rent from leases containing rent-free periods is recognized on a straight-line basis, with the related straight-line rent included in tenant receivables until payments of rent begin. The receivables are reduced in each subsequent month by the excess of the monthly payments over the income.

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

7

	U.S. Realty Income Partners, L.P.
	(A Limited Partnership)

	NOTES TO FINANCIAL STATEMENTS (Continued)

	For the Years Ended December 31, 1998, 1997 and 1996


2.	Property and Improvements

Property and improvements located at Bellevue Plaza consist of the following:

       		                             1998          1997

Buildings and improvements    $ 4,895,626   $4,895,626
Less accumulated depreciation  (1,580,106)  (1,424,675)
                                3,315,520    3,470,951

Land                              414,301      414,301

                              $ 3,729,821   $3,885,252

During the years ended December 31, 1998, 1997 and 1996, the
Partnership recognized depreciation of $155,431, $155,381, and $155,430, respectively.

3.	Investment in Joint Venture

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

8

	U.S. Realty Income Partners, L.P.
	(A Limited Partnership)

	NOTES TO FINANCIAL STATEMENTS (Continued)

	For the Years Ended December 31, 1998, 1997 and 1996

3.	Investment in Joint Venture, (Continued)

The partnership's income from its joint venture investments is determined as follows:
                                         1998     1997       1996

Distributions from Prudential/Daniel
   Office Venture, LLC                 $47,344  $ 30,709  $ 20,845

4. 	Related Party Transactions

Administration expenses (fees and other costs and expenses) paid to the general partner or its affiliates amounted to $40,500 in 1998, $36,000 in 1997 and $65,000 in 1996.

5.   Note Payable

The Partnership has a note payable to a financial institution amounting to $3,505,577 and $3,557,105 as of December 31, 1998 and 1997. The note bears an interest rate of 10% per annum with monthly installments of principal and interest of $33,743 payable until July 1, 1999, when the remaining balance will be due. The note is collateralized by a deed of trust on the Bellevue Plaza property.

6.   Reconciliation of Financial Statements and Tax Returns

                                         1998         1997        1996
   Net income (loss), per
      financial statements       $  (71,808) $    4,065   $ (52,640)

   Items treated differently
      on the tax return:
   Net operating loss                 33,855      1,038      (4,003)
   Amortization                      (14,148)   (14,140)    (14,149)

   Net loss, per tax returns      $  (52,101) $  (9,037)  $ (70,792)

The Partnership's federal income tax return is subject to audit and possible adjustment by the Internal Revenue Service.




9
	U.S. Realty Income Partners, L.P.
	(A Limited Partnership)

	NOTES TO FINANCIAL STATEMENTS (Continued)

	For the Years Ended December 31, 1998, 1997 and 1996


7. 	Other Assets

Other assets consist of:
								   1998          1997
   Acquisition fees                     $ 328,447     $ 328,447
   Lease acquisition costs                 58,583          -
   Deferred commissions                   148,656        41,021
                                          535,686       369,468

   Less accumulated amortization         (123,408)     (115,039)
                                          412,278       254,429

   Accounts receivable from affiliate       1,650         1,650

                                        $ 413,928     $ 256,079

Acquisition fees are amortized over the life of the acquired property, which is 31.5 years. Deferred commissions and lease acquisition costs are amortized over the terms of the related leases.

8.   Leases of Lessor

Bellevue Plaza leases property to others under noncancellable operating leases requiring fixed monthly payments over various terms. At December 31, 1998, future minimum lease receipts were as follows:

Year Ending December 31:

        1999                            $  430,748
        2000                               434,766
        2001                               565,530
        2002                               469,273
        2003                               378,833
        2004 and after                   1,090,408

                                        $3,369,558

9.   Supplemental Cash Flow Information

Interest paid totaled $353,387 in 1998, $328,247 in 1997 and $362,845 in 1996.

10
	U.S. Realty Income Partners, L.P.
	(A Limited Partnership)

	NOTES TO FINANCIAL STATEMENTS (Continued)

	For the Years Ended December 31, 1998, 1997 and 1996

10.  Financial Instruments

The estimated fair values of the partnership's financial instruments, as of December 31, 1998 and 1997, were as follows (in thousands):

                                     1998                1997
                              Carrying      Fair  Carrying      Fair
                              Amount       Value  Amount       Value
Financial assets:
   Cash and cash equivalents  $295       $  295   $477       $  477
   Receivables                  33           33      2            2
   Investment in joint
      venture                    1        1,361      1        1,361

                              $329       $1,689   $480       $1,840

Financial liabilities:
   Notes payable              $3,506     $3,506   $3,557     $3,557
   Accounts payable                1          1        1          1
   Accrued expenses              123        123      121        121

 	                              $3,630     $3,630   $3,679     $3,679

Methods and assumptions used in estimating fair values are summarized as follows:

Cash and cash equivalents - Carrying amounts represent a reasonable estimate of fair values.

Trade accounts receivable and payable, and accrued expenses - Carrying values of these accounts approximate fair value due to their short maturities.

Investment in joint venture - Management's estimate of fair value, as of December 31, 1998, is based on unaudited estimated values of the underlying real estate. Management believes the fair value of the partnership's interest in the LLC approximates capital contributions recognized by the LLC (for the 4.17% interest) amounting to $1,361,445. Such capital contributions were valued based on management's (unaudited) estimated values of the contributed



11
	U.S. Realty Income Partners, L.P.
	(A Limited Partnership)

	NOTES TO FINANCIAL STATEMENTS (Continued)

	For the Years Ended December 31, 1998, 1997 and 1996

10.  Financial Instruments (Continued)

properties. The LLC interest has been valued in these financial statements at $1,000, the partnership's carrying value in the DR/US investment. (note 3)

Note Payable - Carrying value of the note payable approximates market value since the terms of the note are similar to those available in the current market.

11.	Credit Concentration

	The Partnership maintains cash balances at various financial institutions. Deposits at banks are insured by the Federal Deposit Insurance Corporation up to $100,000 at each bank and are within insured limits at December 31, 1998. Deposits with brokerages are insured by the Securities Investor Protection Corporation (SIPC) up to $100,000 for claims for cash and $400,000 for coverage on securities. The Partnership's deposits at brokerages are also within these limits at December 31, 1998.

12.  Environmental Contingency

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






January 26, 1999
Murfreesboro, Tennessee














	U.S. Realty Income Partners, L.P.
	(A Limited Partnership)

	SCHEDULE V - PROPERTY AND IMPROVEMENTS






                 Balance at                              Balance,
                 Beginning    Additions                  at end
Classification   of Period     At Cost    Retirements   of Period


    1993          5,306,592     2,400          -         5,308,992

    1994          5,308,992       935          -         5,309,927

    1995          5,309,927      -             -         5,309,927

    1996          5,309,927      -             -         5,309,927

    1997          5,309,927      -             -         5,309,927

    1998          5,309,927      -             -         5,309,927


















	14

	U.S. Realty Income Partners, L.P.
	(A Limited Partnership)

	SCHEDULE VI - ACCUMULATED DEPRECIATION OF PROPERTY AND IMPROVEMENTS





                              Additions
                 Balance at   Charged to                  Balance,
                 Beginning    Costs and                   at end
Classification   of Period     Expenses    Retirements   of Period


    1993            647,667    155,340          -           803,007

    1994            803,007    155,427          -           958,434

    1995            958,434    155,430          -         1,113,864

    1996          1,113,864    155,430          -         1,269,294

    1997          1,269,294    155,381          -         1,424,675

    1998          1,424,675    155,431          -         1,580,106



Depreciation is provided for by the required tax method of depreciating commercial real estate; i.e. MACRS. The Partnership believes this provides for a depreciation provision similar to standard book depreciation methods.















	15