Form 10-K, Exhibit 13
period 1999-12-31
US REALTY INCOME PARTNERS LP
filed 2000-03-31
CIK 822819

U.S. Realty Income Partners, L.P.
	(A Limited Partnership)

	FINANCIAL STATEMENTS AND SCHEDULES

	December 31, 1999, 1998 and 1997

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


We have audited the balance sheets of U.S. Realty Income Partners, L.P. (a limited partnership) (the Partnership) as of December 31, 1999 and 1998 and the related statements of operations, partnership equity, and cash flows for the years ended December 31, 1999, 1998 and 1997. The financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of U.S. Realty Income Partners, L.P. as of December 31, 1999 and 1998 and the results of its operations and its cash flows for the years ended December 31, 1999, 1998 and 1997, in conformity with generally accepted accounting principles.





January 25, 2000          s/n Dempsey Vantrease & Follis PLLC
Murfreesboro, Tennessee



	U. S. Realty Income Partners, L.P.
	(A Limited Partnership)

	BALANCE SHEETS

	December 31, 1999 and 1998

	Assets
                                            1999         1998

Cash                                     $  393,227   $  295,485

Escrow deposits                              18,362         -

Tenant receivables                           21,127       32,901

Property, plant and equipment, net of
   accumulated depreciation of
   $1,735,633 in 1999 and $1,580,106
   in 1998                                3,580,711    3,729,821

Investment in joint venture                   1,000        1,000

Other assets                                935,038      413,928

      Total assets                       $4,949,465   $4,473,135

	Liabilities and Partnership Equity

Notes payable                            $4,075,341   $3,505,577

Accounts payable                                462          874

Accrued expenses                             16,032      123,474

      Total liabilities                   4,091,835    3,629,925

Commitments and contingent liabilities

Minority partners' interest in joint
   venture                                 (136,680)    (130,529)

Partnership equity:
   General Partners, no units authorized   (186,661)    (187,690)
   Limited Partners, 4,858 units
      authorized, issued, and
      outstanding                         1,180,971    1,161,429
      Net partnership equity                994,310      973,739

                                         $4,949,465   $4,473,135

See accompanying notes to financial statements.
	2


	U.S. Realty Income Partners, L.P.
	(A Limited Partnership)

	STATEMENTS OF OPERATIONS

	For the Years Ended December 31, 1999, 1998 and 1997

                                    1999        1998        1997

Revenues:
   Rental income                  $691,435   $533,070    $ 626,672
   Common area maintenance          57,660     59,999      105,595
   Interest                          8,882     16,883        6,236
      Total revenues               757,977    609,952      738,503

Expenses:
   Interest                        329,425    352,958      357,889
   Legal and professional           25,594     20,818       18,268
   Guarantee fees                   40,000       -            -
   Depreciation                    155,527    155,431      155,381
   Amortization                     63,046     21,904       21,103
   Property taxes                   62,772     78,229       75,460
   Leasing and administrative       60,717     48,436       44,323
   Management fees                  31,330     21,783       27,650
   Repairs and maintenance          55,904     31,889       24,889
   Refinancing costs                  -          -           2,500
   Utilities                         8,050     16,545       11,998
   Insurance                         7,226      8,715        7,538
      Total expenses               839,591    756,708      746,999

Net loss before minority
   interest and loss from joint
   venture                         (81,614)  (146,756)      (8,496)

Minority partner's interest in
   operating (profit) loss           6,151     27,604      (18,148)

Loss from operations               (75,463)  (119,152)     (26,644)

Income from joint venture           96,034     47,344       30,709

Net earnings (loss)               $ 20,571   $(71,808)   $   4,065

Net earnings (loss) per unit      $   4.02   $ (14.04)   $     .79

Weighted average number of units     4,858      4,858        4,858

See accompanying notes to financial statements.

	U.S. Realty Income Partners, L.P.
	(A Limited Partnership)

	STATEMENTS OF PARTNERSHIP EQUITY

	Years Ended December 31, 1999, 1998 and 1997



                                        Limited    General
                                       Partners    Partners       Total

Distributive share of net earnings           95%          5%          100%

Balance at December 31, 1996          1,225,785    (184,303)    1,041,482

Net earnings of 1997			       3,862         203         4,065

Balance at December 31, 1997          1,229,647    (184,100)    1,045,547

Net loss of 1998                        (68,218)     (3,590)      (71,808)

Balance at December 31, 1998          1,161,429    (187,690)      973,739

Net earnings of 1999                     19,542       1,029        20,571

Balance at December 31, 1999         $1,180,971   $(186,661)   $  994,310




















See accompanying notes to financial statements.

	U.S. Realty Income Partners, L.P.
	(A Limited Partnership)

	STATEMENTS OF CASH FLOWS

	Years Ended December 31, 1999, 1998 and 1997

                                     1999       1998        1997
Cash Flows from Operating Activities
Net loss from operations          $ (75,463) $(119,152)    $(26,644)
Adjustments to reconcile net
   income to cash provided by
   operating activities:
      Minority partner's
         interest in net profit
         (loss) of consolidated
         partnership                 (6,151)   (27,604)      18,148
      Depreciation                  155,527    155,431      155,381
      Amortization                   63,046     21,904       21,103
   (Increase) decrease in:
      Tenant receivable              11,774    (30,905)       4,039
      Escrow deposits               (18,362)      -            -
      Other assets                  (16,254)  (121,170)     (10,198)
   Increase (decrease) in:
      Accounts payable                 (412)      (313)      (1,361)
      Accrued expenses             (107,442)     2,926       37,056
Net cash provided by operating
   activities                         6,263   (118,883)     197,524

Cash Flows from Investing Activities
Purchase of property, plant, and
   equipment                         (6,417)      -            -
Payment of lease acquisition costs (441,022)   (58,583)        -
Distribution from joint venture      96,034     47,344       30,709
Net cash used in investing
   activities                      (351,405)   (11,239)      30,709

Cash Flows from Financing Activities
Proceeds received from refinancing  672,175       -            -
Payment of loan closing costs      (126,880)      -            -
Repayments on mortgage note        (102,411)   (51,528)     (42,927)
Net cash used in financing
  activities                        442,884    (51,528)     (42,927)
Net (decrease) increase in
   cash and cash equivalents         97,742   (181,650)     185,306
Cash and cash equivalents
   at beginning of year             295,485    477,135      291,829

Cash and cash equivalents
   at end of year                  $393,227   $295,485     $477,135

See accompanying notes to financial statements.
	5


	U.S. Realty Income Partners, L.P.
	(A Limited Partnership)

	NOTES TO FINANCIAL STATEMENTS

	For the Years Ended December 31, 1999, 1998 and 1997


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

	For the Years Ended December 31, 1999, 1998 and 1997

1.	Summary of Significant Accounting Policies, (Continued)

	Revenue Recognition

	Rent is recorded as income over the lease terms as rents become receivable according to provisions of the leases. Rent from leases containing rent-free periods is recognized on a straight-line basis, with the related straight-line rent included in tenant receivables until payments of rent begin. The receivables are reduced in each subsequent month by the excess of the monthly payments over the income. During the current year, a lease containing the rent free period was amended, whereby rent payments by the tenant began immediately. At this time, rent receivable was reclassified as lease acquisition cost and is being amortized as described in Note 7.

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

	U.S. Realty Income Partners, L.P.
	(A Limited Partnership)

	NOTES TO FINANCIAL STATEMENTS (Continued)

	For the Years Ended December 31, 1999, 1998 and 1997


2.	Property and Improvements

Property and improvements located at Bellevue Plaza consist of the following:
       		                             1999          1998

Buildings and improvements    $4,902,043    $4,895,626
Less accumulated depreciation (1,735,633)   (1,580,106)
                               3,166,410     3,315,520

Land                             414,301       414,301

                              $3,580,711    $3,729,821

During the years ended December 31, 1999, 1998 and 1997, the
Partnership recognized depreciation of $155,527, $155,431, and $155,381, respectively.

3.	Investment in Joint Venture

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


U.S. Realty Income Partners, L.P.
(A Limited Partnership)

	NOTES TO FINANCIAL STATEMENTS (Continued)

	For the Years Ended December 31, 1999, 1998 and 1997

3.	Investment in Joint Venture, (Continued)

The partnership's income from its joint venture investments is determined as follows:
                                  1999     1998       1997

Distributions from Prudential/
   Daniel Office Venture, LLC  $ 96,034 $ 47,344  $ 30,709

4. 	Related Party Transactions

Administration expenses (fees and other costs and expenses) paid to the general partner or its affiliates amounted to $54,000 in 1999, $46,500 in 1998 and $42,000 in 1997.

Guarantee fees, which related to the note payable, were paid to affiliates in the amount of $40,000 in 1999.

5.   Note Payable

The Partnership refinanced the mortgage on the Bellevue Plaza property. Under the terms of the new mortgage, additional funds were provided for establishment of property tax escrow and repayment to a tenant for various improvements made by the tenant. These improvements have been classified in the financial statements as lease acquisition costs, since at the time of refinancing, the terms of the original lease with the certain tenant were amended to provide for this repayment.

The mortgage is payable at 7.25% in monthly installments of principal and interest of $37,884. The mortgage matures in July, 2014, and is secured by a deed of trust on the Bellevue Plaza property. At December 31, 1999 the balance was $4,075,341. Principal maturities of the mortgage are as follows:

	December 31,
	   2000				$  159,577
	   2001				   172,581
	   2002				   185,702
	   2003				   199,823
	   2004				   214,300
	   Thereafter			 3,143,358

						$4,075,341

9
U.S. Realty Income Partners, L.P.
(A Limited Partnership)

NOTES TO FINANCIAL STATEMENTS (Continued)

For the Years Ended December 31, 1999, 1998, and 1997



6.   Reconciliation of Financial Statements and Tax Returns

                                  1999        1998        1997
Net income (loss), per
   financial statements   $  20,571  $  (71,808)  $   4,065

Items treated differently
   on the tax return:
Net operating loss             -         33,855       1,038
Income from joint venture   (95,558)       -           -
Amortization                (14,140)    (14,148)    (14,140)

Net loss, per tax returns $ (89,127)  $ (52,101)  $  (9,037)

The Partnership's federal income tax return is subject to audit and possible adjustment by the Internal Revenue Service.

7. 	Other Assets

Other assets consist of:
					                1999       1998

   Acquisition fees                   $ 328,447   $ 328,447
   Lease acquisition costs              499,605      58,583
   Loan costs                           126,880        -
   Deferred commissions                 159,295     148,656
                                      1,114,227     535,686
   Less accumulated amortization       (180,839)   (123,408)
                                        933,388     412,278
   Accounts receivable from affiliate     1,650       1,650

                                      $ 935,038   $ 413,928

Acquisition fees are amortized over the life of the acquired property, which is 31.5 years. Deferred commissions and lease acquisition costs are amortized over the terms of the related leases. Loan costs are amortized over the terms of the related mortgage.


U.S. Realty Income Partners, L.P.
(A Limited Partnership)

NOTES TO FINANCIAL STATEMENTS (Continued)

For the Years Ended December 31, 1999, 1998, and 1997

8.   Leases of Lessor

Bellevue Plaza leases property to others under noncancellable operating leases requiring fixed monthly payments over various terms. At December 31, 1999, future minimum lease receipts were as follows:
Year Ending December 31:
        2000                            $  673,502
        2001                               628,216
        2002                               512,365
        2003                               422,449
        2004                               306,151
        2005 and after                     812,475

                                        $3,355,158
9.   Supplemental Cash Flow Information

Interest paid totaled $358,264 in 1999, $353,387 in 1998 and $328,247 in 1997.

10.  Financial Instruments

The estimated fair values of the partnership's financial instruments, as of December 31, 1999 and 1998, were as follows (in thousands):
                               1999                1998
                        Carrying      Fair  Carrying      Fair
                        Amount       Value  Amount       Value
Financial assets:
   Cash and cash
      equivalents       $  393     $  393   $295       $  295
   Escrow deposits          18         18      -            -
   Receivables              21         21     33           33
   Investment in joint
      venture                1      1,361      1        1,361

                        $  433     $1,793   $329       $1,689

Financial liabilities:
   Notes payable        $4,075     $4,075   $3,506     $3,506
   Accounts payable          -          -        1          1
   Accrued expenses         16         16      123        123

 	                        $4,091     $4,091   $3,630     $3,630

11
U.S. Realty Income Partners, L.P.
(A Limited Partnership)

NOTES TO FINANCIAL STATEMENTS (Continued)

For the Years Ended December 31, 1999, 1998, and 1997



10. 	Financial Instruments (Continued)

Methods and assumptions used in estimating fair values are summarized as follows:

Cash and cash equivalents - Carrying amounts represent a reasonable estimate of fair values.

Trade accounts receivable and payable, and accrued expenses -
Carrying values of these accounts approximate fair value due to their short maturities.

Investment in joint venture - Management's estimate of fair value, as of December 31, 1999, is based on unaudited estimated values of the underlying real estate. Management believes the fair value of the partnership's interest in the LLC approximates capital contributions recognized by the LLC (for the 4.17% interest) amounting to $1,361,445. Such capital contributions were valued based on management's (unaudited) estimated values of the contributed properties. The LLC interest has been valued in these financial statements at $1,000, the partnership's carrying value in the DR/US investment. (note 3)

Note Payable - Carrying value of the note payable approximates market value since the terms of the note are similar to those available in the current market.

11.	Credit Concentration

	The Partnership maintains cash balances at various financial institutions. Deposits at banks are insured by the Federal
Deposit Insurance Corporation up to $100,000 at each bank. At December 31, 1999, the Partnership had deposits at one bank which exceeded insured limited by $72,134. Deposits with brokerages are insured by the Securities Investor Protection Corporation (SIPC) up to $100,000 for claims for cash and $400,000 for coverage on securities. The Partnership's deposits at brokerages are also within these limits at December 31, 1999.


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






January 25, 2000
Murfreesboro, Tennessee















	U.S. Realty Income Partners, L.P.
	(A Limited Partnership)

	SCHEDULE V - PROPERTY AND IMPROVEMENTS






                 Balance at                              Balance,
                 Beginning    Additions                  at end
Classification   of Period     At Cost    Retirements   of Period


    1994         5,308,992          935        -        5,309,927

    1995         5,309,927         -           -        5,309,927

    1996         5,309,927         -           -        5,309,927

    1997         5,309,927         -           -        5,309,927

    1998         5,309,927         -           -        5,309,927

    1999         5,309,927        6,417        -        5,316,344




















	U.S. Realty Income Partners, L.P.
	(A Limited Partnership)

	SCHEDULE VI - ACCUMULATED DEPRECIATION OF PROPERTY AND IMPROVEMENTS





                              Additions
                 Balance at   Charged to                  Balance,
                 Beginning    Costs and                   at end
Classification   of Period     Expenses    Retirements   of Period


    1994           803,007      155,427          -         958,434

    1995           958,434      155,430          -       1,113,864

    1996         1,113,864      155,430          -       1,269,294

    1997         1,269,294      155,381          -       1,424,675

    1998         1,424,675      155,431          -       1,580,106

    1999         1,580,106      155,527          -       1,735,633



Depreciation is provided for by the required tax method of depreciating commercial real estate; i.e. MACRS. The Partnership believes this provides for a depreciation provision similar to standard book depreciation methods.

















