Form 10-K, Exhibit 13
period 2000-12-31
US REALTY INCOME PARTNERS LP
filed 2001-04-02
CIK 822819

U.S. Realty Income Partners, L.P.
	(A Limited Partnership)

	FINANCIAL STATEMENTS AND SCHEDULES

	December 31, 2000, 1999 and 1998

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


We have audited the balance sheets of U.S. Realty Income Partners, L.P. (a limited partnership) (the Partnership) as of December 31, 2000 and 1999 and the related statements of operations, partnership equity, and cash flows for the years ended December 31, 2000, 1999 and 1998. The financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of U.S. Realty Income Partners, L.P. as of December 31, 2000 and 1999 and the results of its operations and its cash flows for the years ended December 31, 2000, 1999 and 1998, in conformity with generally accepted accounting principles.





February 6, 2001
Murfreesboro, Tennessee



	U. S. Realty Income Partners, L.P.
	(A Limited Partnership)

	BALANCE SHEETS

	December 31, 2000 and 1999

	Assets
                                            2000         1999

Cash                                     $  495,792   $  393,227

Escrow deposits                              12,204       18,362

Tenant receivables                            9,422       21,127

Property, plant and equipment, net of
   accumulated depreciation of
   $1,895,961 in 2000 and $1,735,633
   in 1999                                3,515,073    3,580,711

Investment in joint venture                   1,000        1,000

Other assets                                852,016      935,038

      Total assets                       $4,885,507   $4,949,465

	Liabilities and Partnership Equity

Notes payable                            $3,915,764   $4,075,341

Accounts payable                                163          462

Accrued expenses                             20,274       16,032

      Total liabilities                   3,936,201    4,091,835

Commitments and contingent liabilities

Minority partners' interest in joint
   venture                                  (89,447)    (136,680)

Partnership equity:
   General Partners, no units authorized   (164,439)    (186,661)
   Limited Partners, 4,858 units
      authorized, issued, and
      outstanding                         1,203,192    1,180,971
      Net partnership equity              1,038,753      994,310

                                         $4,885,507   $4,949,465

See accompanying notes to financial statements.
	2


	U.S. Realty Income Partners, L.P.
	(A Limited Partnership)

	STATEMENTS OF OPERATIONS

	For the Years Ended December 31, 2000, 1999 and 1998

                                    2000        1999        1998

Revenues:
   Rental income                  $775,746   $691,435    $ 533,070
   Common area maintenance          86,571     57,660       59,999
   Interest                         28,372      8,882       16,883
      Total revenues               890,689    757,977      609,952

Expenses:
   Interest                        294,906    329,425      352,958
   Legal and professional           19,970     25,594       20,818
   Guarantee fees                     -        40,000         -
   Depreciation                    160,328    155,527      155,431
   Amortization                     94,626     63,046       21,904
   Property taxes                   76,028     62,772       78,229
   Leasing and administrative       70,554     60,717       48,436
   Management fees                  33,501     31,330       21,783
   Repairs and maintenance          35,606     55,904       31,889
   Utilities                         7,193      8,050       16,545
   Insurance                         3,738      7,226        8,715
      Total expenses               796,450    839,591      756,708

Net income (loss) before minority
   interest and loss from joint
   venture                          94,239    (81,614)    (146,756)

Minority partner's interest in
   operating (profit) loss         (47,233)     6,151       27,604

Income (loss) from operations       47,006    (75,463)    (119,152)

Income from joint venture          397,437     96,034       47,344

Net earnings (loss)               $444,443   $ 20,571    $ (71,808)

Net earnings (loss) per unit      $  86.91   $   4.02    $  (14.04)

Weighted average number of units     4,858      4,858        4,858

See accompanying notes to financial statements.

	U.S. Realty Income Partners, L.P.
	(A Limited Partnership)

	STATEMENTS OF PARTNERSHIP EQUITY

	Years Ended December 31, 2000, 1999 and 1998



                                        Limited    General
                                       Partners    Partners       Total

Distributive share of net earnings           95%          5%          100%

Balance at December 31, 1997         $1,229,647   $(184,100)   $1,045,547

Net loss of 1998                        (68,218)     (3,590)      (71,808)

Balance at December 31, 1998          1,161,429    (187,690)      973,739

Net earnings of 1999                     19,542       1,029        20,571

Balance at December 31, 1999          1,180,971    (186,661)      994,310

Net earnings of 2000                    422,221      22,222       444,443

Distributions                          (400,000)       -         (400,000)

Balance at December 31, 2000         $1,203,192   $(164,439)   $1,038,753
















See accompanying notes to financial statements.

	U.S. Realty Income Partners, L.P.
	(A Limited Partnership)

	STATEMENTS OF CASH FLOWS

	Years Ended December 31, 2000, 1999 and 1998

                                      2000        1999        1998
Cash Flows from Operating Activities
Net income (loss) from operations  $  47,006   $ (75,463)  $(119,152)
Adjustments to reconcile net
   income to cash provided by
   operating activities:
      Minority partner's
         interest in net profit
         (loss) of consolidated
         partnership                  47,233      (6,151)    (27,604)
      Depreciation                   160,328     155,527     155,431
      Amortization                    94,626      63,046      21,904
   (Increase) decrease in:
      Tenant receivable               11,705      11,774     (30,905)
      Escrow deposits                  6,158     (18,362)       -
      Other assets                   (11,604)    (16,254)   (121,170)
   Increase (decrease) in:
      Accounts payable                  (299)       (412)       (313)
      Accrued expenses                 4,242    (107,442)      2,926
Net cash provided by operating
   activities                        359,395       6,263    (118,883)
Cash Flows from Investing Activities
Purchase of property, plant, and
   equipment                         (94,690)     (6,417)       -
Payment of lease acquisition costs      -       (441,022)    (58,583)
Distribution from joint venture      397,437      96,034      47,344
Net cash provided by (used in)
   Investing activities              302,747    (351,405)    (11,239)
Cash Flows from Financing Activities
Proceeds received from refinancing      -        672,175        -
Payment of loan closing costs           -       (126,880)       -
Repayments on mortgage note         (159,577)   (102,411)    (51,528)
Distributions paid                  (400,000)       -           -
Net cash used in financing
  activities                        (559,577)    442,884     (51,528)
Net increase (decrease) in
   cash and cash equivalents         102,565      97,742    (181,650)
Cash and cash equivalents
   at beginning of year              393,227     295,485     477,135

Cash and cash equivalents
   at end of year                  $ 495,792   $ 393,227   $ 295,485


See accompanying notes to financial statements.
	5


	U.S. Realty Income Partners, L.P.
	(A Limited Partnership)

	NOTES TO FINANCIAL STATEMENTS

	For the Years Ended December 31, 2000, 1999 and 1998


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

Investment in Joint Venture

Investment in joint venture currently represents the partnership's indirect 3.745% interest in Prudential/Daniel Office Venture, LLC, which is stated at cost (note 3).

	U.S. Realty Income Partners, L.P.
	(A Limited Partnership)

	NOTES TO FINANCIAL STATEMENTS (Continued)

	For the Years Ended December 31, 2000, 1999 and 1998

1.	Summary of Significant Accounting Policies, (Continued)

	Revenue Recognition

	Rent is recorded as income over the lease terms as rents become receivable according to provisions of the leases. Rent from leases containing rent-free periods is recognized on a straight-line basis, with the related straight-line rent included in tenant receivables until payments of rent begin. The receivables are reduced in each subsequent month by the excess of the monthly payments over the income. During 1999 a lease containing the rent free period was amended, whereby rent payments by the tenant began immediately. At this time, rent receivable was reclassified as lease acquisition cost and is being amortized as described in Note 7.

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

	U.S. Realty Income Partners, L.P.
	(A Limited Partnership)

	NOTES TO FINANCIAL STATEMENTS (Continued)

	For the Years Ended December 31, 2000, 1999 and 1998


2.	Property and Improvements

Property and improvements located at Bellevue Plaza consist of the following:
       		                             2000          1999

Buildings and improvements    $4,996,733    $4,902,043
Less accumulated depreciation (1,895,961)   (1,735,633)
                               3,100,772     3,166,410

Land                             414,301       414,301

                              $3,515,073    $3,580,711

During the years ended December 31, 2000, 1999 and 1998, the
Partnership recognized depreciation of $160,328, $155,527, and $155,431, respectively.

3.	Investment in Joint Venture

The Partnership held a 50% interest in DR/US West End General
Partnership, a general partnership joint venture formed to own and operate a commercial office building in Nashville, Tennessee.

Effective July 28, 1995, the partnership exchanged its interest in the assets of DR/US West End General Partnership (DR/US) for an indirect 3.745% equity interest (held through a limited partnership interest in Daniel S.E. Office Limited Partnership) in Prudential/Daniel Office Venture, LLC (the LLC). The LLC, which is controlled by Prudential Life Insurance Company of America, owns six office buildings (including the DR/US property) located in Nashville, Tennessee and Raleigh, North Carolina. Management believes the fair value of the partnership's interest in the LLC is approximately $1,300,000. The value is based on management's (unaudited) estimated values of the contributed properties. The LLC interest has been valued in these financial statements at $1,000, the partnership's carrying value in the DR/US investment.





U.S. Realty Income Partners, L.P.
(A Limited Partnership)

	NOTES TO FINANCIAL STATEMENTS (Continued)

	For the Years Ended December 31, 2000, 1999 and 1998

3.	Investment in Joint Venture, (Continued)

The partnership's income from its joint venture investments is determined as follows:
                                  2000     1999       1998

Distributions from Prudential/
   Daniel Office Venture, LLC  $397,437 $ 96,034  $ 47,344

4. 	Related Party Transactions

Administration expenses (fees and other costs and expenses) paid to the general partner or its affiliates amounted to $66,000 in 2000, $54,000 in 1999 and $46,500 in 1998.

Guarantee fees, which related to the note payable, were paid to affiliates in the amount of $40,000 in 1999.

5.   Note Payable

During 1999, the Partnership refinanced the mortgage on the Bellevue Plaza property. Under the terms of the new mortgage, additional funds were provided for establishment of property tax escrow and repayment to a tenant for various improvements made by the tenant. These improvements have been classified in the financial statements as lease acquisition costs, since at the time of refinancing, the terms of the original lease with the certain tenant were amended to provide for this repayment.

The mortgage is payable at 7.25% in monthly installments of principal and interest of $37,884. The mortgage matures in July, 2014, and is secured by a deed of trust on the Bellevue Plaza property. At December 31, 2000 the balance was $3,915,764. Principal maturities of the mortgage are as follows:

	December 31,
	   2001				$  172,581
	   2002				   185,702
	   2003				   199,823
	   2004				   214,300
	   2005				   231,310
	   Thereafter			 2,912,048

						$3,915,764


9
U.S. Realty Income Partners, L.P.
(A Limited Partnership)

NOTES TO FINANCIAL STATEMENTS (Continued)

For the Years Ended December 31, 2000, 1999, and 1998



6.   Reconciliation of Financial Statements and Tax Returns

                                  2000        1999        1998
Net income (loss), per
   financial statements   $ 444,443  $   20,571   $ (71,808)

Items treated differently
   on the tax return:
Net operating loss             -           -         33,855
Income from joint venture  (397,341)    (95,558)       -
Amortization                (14,140)    (14,140)    (14,148)

Net income (loss) per
   Tax returns            $  32,962   $ (89,127)  $ (52,101)

The Partnership's federal income tax return is subject to audit and possible adjustment by the Internal Revenue Service.

7. 	Other Assets

Other assets consist of:
					                2000       1999

   Acquisition fees                   $ 328,447   $ 328,447
   Lease acquisition costs              499,605     499,605
   Loan costs                           126,880     126,880
   Deferred commissions                 166,621     159,295
                                      1,121,553   1,114,227
   Less accumulated amortization       (271,187)   (180,839)
                                        850,366     933,388
   Accounts receivable from affiliate     1,650       1,650

                                      $ 852,016   $ 935,038

Acquisition fees are amortized over the life of the acquired property, which is 31.5 years. Deferred commissions and lease acquisition costs are amortized over the terms of the related leases. Loan costs are amortized over the terms of the related mortgage.


U.S. Realty Income Partners, L.P.
(A Limited Partnership)

NOTES TO FINANCIAL STATEMENTS (Continued)

For the Years Ended December 31, 2000, 1999 and 1998

8.   Leases of Lessor

Bellevue Plaza leases property to others under noncancellable operating leases requiring fixed monthly payments over various terms. At December 31, 2000, future minimum lease receipts were as follows:
Year Ending December 31:
        2001                            $  704,923
        2002                               605,179
        2003                               517,243
        2004                               404,400
        2005                               278,526
        2006 and after                     615,858

                                        $3,126,129
9.   Supplemental Cash Flow Information

Interest paid totaled $295,029 in 2000, $358,264 in 1999 and $328,247 in 1998.

10.  Financial Instruments

The estimated fair values of the partnership's financial instruments, as of December 31, 2000 and 1999, were as follows (in thousands):
                               2000                1999
                        Carrying      Fair  Carrying      Fair
                        Amount       Value  Amount       Value
Financial assets:
   Cash and cash
      equivalents       $  496     $  496   $393       $  393
   Escrow deposits          12         12     18           18
   Receivables               9          9     21           21
   Investment in joint
      venture                1      1,300      1        1,361

                        $  518     $1,817   $433       $1,793

Financial liabilities:
   Notes payable        $3,916     $3,916   $4,075     $4,075
   Accrued expenses         18         18       16         16

 	                        $3,934     $3,934   $4,091     $4,091


U.S. Realty Income Partners, L.P.
(A Limited Partnership)

NOTES TO FINANCIAL STATEMENTS (Continued)

For the Years Ended December 31, 2000, 1999 and 1998



10. 	Financial Instruments (Continued)

Methods and assumptions used in estimating fair values are summarized as follows:

Cash and cash equivalents - Carrying amounts represent a reasonable estimate of fair values.

Trade accounts receivable and payable, and accrued expenses -
Carrying values of these accounts approximate fair value due to their short maturities.

Investment in joint venture - Management's estimate of fair value, as of December 31, 2000, is based on unaudited estimated values of the underlying real estate. Management believes the fair value of the partnership's interest in the LLC is approximately $1,300,000. Such value is based on management's (unaudited) estimated values of the contributed properties. The LLC interest has been valued in these financial statements at $1,000, the partnership's carrying value in the DR/US investment. (note 3)

Note Payable - Carrying value of the note payable approximates market value since the terms of the note are similar to those available in the current market.

11.	Credit Concentration

	The Partnership maintains cash balances at various financial institutions. Deposits at banks are insured by the Federal
Deposit Insurance Corporation up to $100,000 at each bank. At December 31, 2000, the Partnership had deposits at one bank which exceeded insured limited by approximately $343,000. Deposits with brokerages are insured by the Securities Investor Protection Corporation (SIPC) up to $100,000 for claims for cash and $400,000 for coverage on securities. The Partnership's deposits at brokerages are within these limits at December 31, 2000.




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






February 6, 2001
Murfreesboro, Tennessee















	U.S. Realty Income Partners, L.P.
	(A Limited Partnership)

	SCHEDULE V - PROPERTY AND IMPROVEMENTS






                 Balance at                              Balance,
                 Beginning    Additions                  at end
Classification   of Period     At Cost    Retirements   of Period


    1995         5,309,927         -           -        5,309,927

    1996         5,309,927         -           -        5,309,927

    1997         5,309,927         -           -        5,309,927

    1998         5,309,927         -           -        5,309,927

    1999         5,309,927        6,417        -        5,316,344

    2000         5,316,344       94,690        -        5,411,034




















	U.S. Realty Income Partners, L.P.
	(A Limited Partnership)

	SCHEDULE VI - ACCUMULATED DEPRECIATION OF PROPERTY AND IMPROVEMENTS





                              Additions
                 Balance at   Charged to                  Balance,
                 Beginning    Costs and                   at end
Classification   of Period     Expenses    Retirements   of Period


    1995           958,434      155,430          -       1,113,864

    1996         1,113,864      155,430          -       1,269,294

    1997         1,269,294      155,381          -       1,424,675

    1998         1,424,675      155,431          -       1,580,106

    1999         1,580,106      155,527          -       1,735,633

    2000         1,735,633      160,328          -       1,895,961


Depreciation is provided for by the required tax method of depreciating commercial real estate; i.e. MACRS. The Partnership believes this provides for a depreciation provision similar to standard book depreciation methods.

















