Form 10-K, Exhibit 13
period 2001-12-31
US REALTY INCOME PARTNERS LP
filed 2002-04-01
CIK 822819

U.S. Realty Income Partners, L.P.
	(A Limited Partnership)

	FINANCIAL STATEMENTS AND SCHEDULES

	December 31, 2001, 2000 and 1999

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


We have audited the balance sheets of U.S. Realty Income Partners, L.P. (a limited partnership) (the Partnership) as of December 31, 2001 and 2000 and the related statements of operations, partnership equity, and cash flows for the years ended December 31, 2001, 2000 and 1999. The financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of U.S. Realty Income Partners, L.P. as of December 31, 2001 and 2000 and the results of its operations and its cash flows for the years ended December 31, 2001, 2000 and 1999, in conformity with accounting principles generally accepted in the United States of America.





February 5, 2002
Murfreesboro, Tennessee



	U. S. Realty Income Partners, L.P.
	(A Limited Partnership)

	BALANCE SHEETS

	December 31, 2001 and 2000

	Assets
                                            2001         2000

Cash                                     $  847,088   $  495,792

Escrow deposits                               9,893       12,204

Tenant receivables                              986        9,422

Property, plant and equipment, net of
   accumulated depreciation of
   $2,051,461 in 2001 and $1,895,961
   in 2000                                3,364,773    3,515,073

Investment in joint venture                    -           1,000

Other assets                                763,991      852,016

      Total assets                       $4,986,731   $4,885,507

	Liabilities and Partnership Equity

Notes payable                            $3,743,183   $3,915,764

Accounts payable                                 16          163

Accrued expenses                             22,774       20,274

      Total liabilities                   3,765,973    3,936,201

Commitments and contingent liabilities

Minority partners' interest in joint
   venture                                  (42,178)     (89,447)

Partnership equity:
   General Partners, no units authorized    (88,230)    (164,439)
   Limited Partners, 4,858 units
      authorized, issued, and
      outstanding                         1,351,166    1,203,192
      Net partnership equity              1,262,936    1,038,753

                                         $4,986,731   $4,885,507

See accompanying notes to financial statements.
	2


	U.S. Realty Income Partners, L.P.
	(A Limited Partnership)

	STATEMENTS OF OPERATIONS

	For the Years Ended December 31, 2001, 2000 and 1999

                                    2001         2000        1999

Revenues:
   Rental income                  $ 796,789   $775,746    $ 691,435
   Common area maintenance           81,465     86,571       57,660
   Interest and other                42,325     28,372        8,882
      Total revenues                920,579    890,689      757,977

Expenses:
   Loss on disposal of assets        15,867       -            -
   Interest                         282,025    294,906      329,425
   Legal and professional            16,732     19,970       25,594
   Guarantee fees                      -          -          40,000
   Depreciation                     165,692    160,328      155,527
   Amortization                      94,728     94,626       63,046
   Property taxes                    76,020     76,028       62,772
   Leasing and administrative        70,115     70,554       60,717
   Management fees                   34,406     33,501       31,330
   Repairs and maintenance           35,626     35,606       55,904
   Utilities                          7,137      7,193        8,050
   Insurance                          7,516      3,738        7,226
      Total expenses                805,864    796,450      839,591

Net income (loss) before minority
   interest and loss from joint
   venture                          114,715     94,239      (81,614)

Minority partner's interest in
   operating (profit) loss         (47,269)    (47,233)       6,151

Income (loss) from operations        67,446     47,006      (75,463)

Income from joint venture         1,456,737    397,437       96,034

Net earnings                     $1,524,183   $444,443    $  20,571

Net earnings per unit            $   298.06   $  86.91    $    4.02

Weighted average number of units      4,858      4,858        4,858

See accompanying notes to financial statements.

	3


	U.S. Realty Income Partners, L.P.
	(A Limited Partnership)

	STATEMENTS OF PARTNERSHIP EQUITY

	Years Ended December 31, 2001, 2000 and 1999



                                        Limited    General
                                       Partners    Partners       Total

Distributive share of net earnings           95%          5%          100%

Balance at December 31, 1998         $1,161,429   $(187,690)   $  973,739

Net earnings of 1999                     19,542       1,029        20,571

Balance at December 31, 1999          1,180,971    (186,661)      994,310

Net earnings of 2000                    422,221      22,222       444,443

Distributions                          (400,000)       -	     (400,000)

Balance at December 31, 2000          1,203,192    (164,439)    1,038,753

Net earnings of 2001                  1,447,974      76,209     1,524,183

Distributions                        (1,300,000)       -       (1,300,000)

Balance at December 31, 2001         $1,351,166   $ (88,230)   $1,262,936
















See accompanying notes to financial statements.

	4


	U.S. Realty Income Partners, L.P.
	(A Limited Partnership)

	STATEMENTS OF CASH FLOWS

	Years Ended December 31, 2001, 2000 and 1999

                                      2001        2000        1999
Cash Flows from Operating Activities
Net income (loss) from operations  $   67,446  $  47,006   $ (75,463)
Adjustments to reconcile net income to
   cash provided by operating activities:
      Minority partner's interest in
         in net profit (loss) of
         consolidated partnership      47,269     47,233      (6,151)
      Depreciation                    165,692    160,328     155,527
      Amortization                     94,728     94,626      63,046
      Loss on disposal of assets       15,867       -           -
   (Increase) decrease in:
      Tenant receivable                 8,436     11,705      11,774
      Escrow deposits                   2,311      6,158     (18,362)
      Other assets                     (6,703)   (11,604)    (16,254)
   Increase (decrease) in:
      Accounts payable                   (147)      (299)       (412)
      Accrued expenses                  2,500      4,242    (107,442)
Net cash provided by operating
   activities                         397,399    359,395       6,263
Cash Flows from Investing Activities
Purchase of property, plant, and
   equipment                          (31,259)   (94,690)     (6,417)
Payment of lease acquisition costs       -          -       (441,022)
Distribution from joint venture     1,457,737    397,437      96,034
Net cash provided by (used in)
   Investing activities             1,426,478    302,747    (351,405)
Cash Flows from Financing Activities
Proceeds received from refinancing       -          -        672,175
Payment of loan closing costs            -          -       (126,880)
Repayments on mortgage note          (172,581)  (159,577)   (102,411)
Distributions paid                 (1,300,000)  (400,000)       -
Net cash provided from (used in)
  financing activities             (1,472,581)  (559,577)    442,884
Net increase in cash
   and cash equivalents               351,296    102,565      97,742
Cash and cash equivalents
   at beginning of year               495,792    393,227     295,485

Cash and cash equivalents
   at end of year                  $  847,088  $ 495,792   $ 393,227

See accompanying notes to financial statements.
	5


	U.S. Realty Income Partners, L.P.
	(A Limited Partnership)

	NOTES TO FINANCIAL STATEMENTS

	For the Years Ended December 31, 2001, 2000 and 1999


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

Investment in Joint Venture

Investment in joint venture represented the partnership's indirect 3.745% interest in Prudential/Daniel Office Venture, LLC, which is stated at cost (note 3). This investment was disposed of during the current year.
	6


	U.S. Realty Income Partners, L.P.
	(A Limited Partnership)

	NOTES TO FINANCIAL STATEMENTS (Continued)

	For the Years Ended December 31, 2001, 2000 and 1999

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

	U.S. Realty Income Partners, L.P.
	(A Limited Partnership)

	NOTES TO FINANCIAL STATEMENTS (Continued)

	For the Years Ended December 31, 2001, 2000 and 1999


2.	Property and Improvements

Property and improvements located at Bellevue Plaza consist of the following:
       		                             2001          2000

Buildings and improvements    $5,001,933    $4,996,733
Less accumulated depreciation (2,051,461)   (1,895,961)
                               2,950,472     3,100,772

Land                             414,301       414,301

                              $3,364,773    $3,515,073

During the years ended December 31, 2001, 2000 and 1999, the
Partnership recognized depreciation of $165,692, $160,328, and $155,527, respectively.

3.	Investment in Joint Venture

The Partnership held a 50% interest in DR/US West End General
Partnership, a general partnership joint venture formed to own and operate a commercial office building in Nashville, Tennessee.

Effective July 28, 1995, the partnership exchanged its interest in the assets of DR/US West End General Partnership (DR/US) for an indirect 3.745% equity interest (held through a limited partnership interest in Daniel S.E. Office Limited Partnership) in Prudential/Daniel Office Venture, LLC (the LLC). The LLC, which is controlled by Prudential Life Insurance Company of America, owns six office buildings (including the DR/US property) located in Nashville, Tennessee and Raleigh, North Carolina. The LLC interest was disposed of during the current year.









U.S. Realty Income Partners, L.P.
(A Limited Partnership)

	NOTES TO FINANCIAL STATEMENTS (Continued)

	For the Years Ended December 31, 2001, 2000 and 1999

3.	Investment in Joint Venture, (Continued)

The partnership's income from its joint venture investments is determined as follows:
                                  2001      2000       1999

Distributions from Prudential/
   Daniel Office Venture, LLC $1,456,737  $397,437  $ 96,034

4. 	Related Party Transactions

Administration expenses (fees and other costs and expenses) paid to the general partner or its affiliates amounted to $66,000 in 2001, $66,000 in 2000 and $54,000 in 1999.

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

The mortgage is payable at 7.25% in monthly installments of principal and interest of $37,884. The mortgage matures in July, 2014, and is secured by a deed of trust on the Bellevue Plaza property. At December 31, 2001 the balance was $3,743,183. Principal maturities of the mortgage are as follows:

	December 31,
	   2002				$  185,702
	   2003				   199,823
	   2004				   214,300
	   2005				   231,310
	   2006				   248,898
	   Thereafter			 2,663,150

						$3,743,183


9
U.S. Realty Income Partners, L.P.
(A Limited Partnership)

NOTES TO FINANCIAL STATEMENTS (Continued)

For the Years Ended December 31, 2001, 2000, and 1999



6.   Reconciliation of Financial Statements and Tax Returns

                                  2001        2000        1999
Net income (loss), per
   financial statements   $1,524,183 $  444,443   $  20,571

Items treated differently
   on the tax return:
Income from joint venture (2,033,190)  (397,341)    (95,558)
Amortization                 (14,140)   (14,140)    (14,140)

Net income (loss) per
   Tax returns            $ (523,147) $  32,962   $ (89,127)

The Partnership's federal income tax return is subject to audit and possible adjustment by the Internal Revenue Service.

7. 	Other Assets

Other assets consist of:
					                2001       2000

   Acquisition fees                   $  328,447  $ 328,447
   Lease acquisition costs               499,605    499,605
   Loan costs                            126,880    126,880
   Deferred commissions                  165,931    166,621
                                       1,120,863  1,121,553
   Less accumulated amortization        (358,522)  (271,187)
                                         762,341    850,366
   Accounts receivable from affiliate      1,650      1,650

                                      $  763,991  $ 852,016

Acquisition fees are amortized over the life of the acquired property, which is 31.5 years. Deferred commissions and lease acquisition costs are amortized over the terms of the related leases. Loan costs are amortized over the terms of the related mortgage.



U.S. Realty Income Partners, L.P.
(A Limited Partnership)

NOTES TO FINANCIAL STATEMENTS (Continued)

For the Years Ended December 31, 2001, 2000 and 1999

8.   Leases of Lessor

Bellevue Plaza leases property to others under noncancellable operating leases requiring fixed monthly payments over various terms. At December 31, 2001, future minimum lease receipts were as follows:
Year Ending December 31:
        2002                            $  636,992
        2003                               556,528
        2004                               431,130
        2005                               278,526
        2006                               227,283
        2007 and after                     388,575

                                        $2,519,034
9.   Supplemental Cash Flow Information

Interest paid totaled $282,025 in 2001, $295,029 in 2000 and $358,264 in 1999.

10.  Financial Instruments

The estimated fair values of the partnership's financial instruments, as of December 31, 2001 and 2000, were as follows (in thousands):
                               2001                2000
                        Carrying      Fair  Carrying      Fair
                        Amount       Value  Amount       Value
Financial assets:
   Cash and cash
      equivalents       $  848     $  848   $496       $  496
   Escrow deposits          10         10     12           12
   Receivables               1          1      9            9
   Investment in joint
      venture                -          -      1        1,300

                        $  859     $  859   $518       $1,817

Financial liabilities:
   Notes payable        $3,743     $3,743   $3,916     $3,916
   Accrued expenses         23         23       20         20

 	                        $3,766     $3,766   $3,936     $3,936


U.S. Realty Income Partners, L.P.
(A Limited Partnership)

NOTES TO FINANCIAL STATEMENTS (Continued)

For the Years Ended December 31, 2001, 2000 and 1999



10. 	Financial Instruments (Continued)

Methods and assumptions used in estimating fair values are summarized as follows:

Cash and cash equivalents - Carrying amounts represent a reasonable estimate of fair values.

Trade accounts receivable and payable, and accrued expenses -
Carrying values of these accounts approximate fair value due to their short maturities.

Investment in joint venture - Management's estimate of fair value, as of December 31, 2000, was based on unaudited estimated values of the underlying real estate, or approximately $1,300,000. The
LLC interest was disposed of during the year.

Note Payable - Carrying value of the note payable approximates market value since the terms of the note are similar to those available in the current market.

11.	Credit Concentration

	The Partnership maintains cash balances at various financial institutions. Deposits at banks are insured by the Federal
Deposit Insurance Corporation up to $100,000 at each bank. At December 31, 2001, the Partnership had deposits at three banks which exceeded insured limited by approximately $499,000.
Deposits with brokerages are insured by the Securities Investor Protection Corporation (SIPC) up to $100,000 for claims for cash and $400,000 for coverage on securities. The Partnership's deposits at brokerages are within these limits at December 31, 2001.






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






February 5, 2002
Murfreesboro, Tennessee















	U.S. Realty Income Partners, L.P.
	(A Limited Partnership)

	SCHEDULE V - PROPERTY AND IMPROVEMENTS






                 Balance at                              Balance,
                 Beginning    Additions                  at end
Classification   of Period     At Cost    Retirements   of Period


    1996         5,309,927         -           -        5,309,927

    1997         5,309,927         -           -        5,309,927

    1998         5,309,927         -           -        5,309,927

    1999         5,309,927        6,417        -        5,316,344

    2000         5,316,344       94,690        -        5,411,034

    2001         5,411,034       31,259      26,059     5,416,234




















	U.S. Realty Income Partners, L.P.
	(A Limited Partnership)

	SCHEDULE VI - ACCUMULATED DEPRECIATION OF PROPERTY AND IMPROVEMENTS





                              Additions
                 Balance at   Charged to                  Balance,
                 Beginning    Costs and                   at end
Classification   of Period     Expenses    Retirements   of Period


    1996         1,113,864      155,430          -       1,269,294

    1997         1,269,294      155,381          -       1,424,675

    1998         1,424,675      155,431          -       1,580,106

    1999         1,580,106      155,527          -       1,735,633

    2000         1,735,633      160,328          -       1,895,961

    2001         1,895,961      165,692        10,192    2,051,461


Depreciation is provided for by the required tax method of depreciating commercial real estate; i.e. MACRS. The Partnership believes this provides for a depreciation provision similar to standard book depreciation methods.

















