Form 10-K, Exhibit 13
period 2002-12-31
US REALTY INCOME PARTNERS LP
filed 2003-03-24
CIK 822819

U.S. Realty Income Partners, L.P.
	(A Limited Partnership)

	FINANCIAL STATEMENTS AND SCHEDULES

	December 31, 2002, 2001 and 2000

	(With Independent Auditors' Report Thereon)






























	U.S. Realty Income Partners, L.P.
	(A Limited Partnership)


	Table of Contents


                                                            Page
                                                           Number


Independent Auditors' Report                                 1

Financial Statements:

   Balance Sheets                                            2

   Statements of Income                                      3

   Statements of Partnership Equity                          4

   Statements of Cash Flows                                  5

   Notes to Financial Statements                            6-12


Independent Auditors' Report on Accompanying Schedules       13

Schedules:

   Schedule V - Property and Improvements                    14

   Schedule VI - Accumulated Depreciation of
      Property and Improvements                              15


















	Independent Auditors' Report





Members of the Partnership
U.S. Realty Income Partners, L.P.
Nashville, Tennessee


We have audited the balance sheets of U.S. Realty Income Partners, L.P. (a limited partnership) (the Partnership) as of December 31, 2002 and 2001 and the related statements of income, partnership equity, and cash flows for the years ended December 31, 2002, 2001 and 2000. The financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of U.S. Realty Income Partners, L.P. as of December 31, 2002 and 2001 and the results of its operations and its cash flows for the years ended December 31, 2002, 2001 and 2000, in conformity with accounting principles generally accepted in the United States of America.





February 4, 2003
Murfreesboro, Tennessee



	U. S. Realty Income Partners, L.P.
	(A Limited Partnership)

	BALANCE SHEETS

	December 31, 2002 and 2001

	Assets
                                            2002         2001

Cash                                     $  814,043   $  847,088

Escrow deposits                              12,922        9,893

Tenant receivables                            8,329          986

Property, plant and equipment, net of
   accumulated depreciation of
   $2,217,887 in 2002 and $2,051,461
   in 2001                                3,277,537    3,364,773

Other assets                                680,353      763,991

      Total assets                       $4,793,184   $4,986,731

	Liabilities and Partnership Equity

Notes payable                            $3,557,481   $3,743,183

Accounts payable                              2,529           16

Accrued expenses                             21,024       22,774

      Total liabilities                   3,581,034    3,765,973

Commitments and contingent liabilities

Minority partners' interest in joint
   venture                                   37,150      (42,178)

Partnership equity:
   General Partners, no units authorized    (82,627)     (88,230)
   Limited Partners, 4,858 units
      authorized, issued, and
      outstanding                         1,257,627    1,351,166
      Net partnership equity              1,175,000    1,262,936

                                         $4,793,184   $4,986,731


See accompanying notes to financial statements.
	2


	U.S. Realty Income Partners, L.P.
	(A Limited Partnership)

	STATEMENTS OF INCOME

	For the Years Ended December 31, 2002, 2001 and 2000

                                    2002         2001        2000

Revenues:
   Rental income                  $822,612    $796,789    $ 775,746
   Common area maintenance         124,580      81,465       86,571
   Interest and other               11,174      42,325       28,372
      Total revenues               958,366     920,579      890,689

Expenses:
   Loss on disposal of assets         -         15,867         -
   Interest                        268,903     282,025      294,906
   Legal and professional           20,520      16,732       19,970
   Depreciation                    166,426     165,692      160,328
   Amortization                     95,234      94,728       94,626
   Property taxes                   76,020      76,020       76,028
   State taxes                      12,053        -            -
   Leasing and administrative       67,030      70,115       70,554
   Management fees                  35,562      34,406       33,501
   Repairs and maintenance          29,992      35,626       35,606
   Utilities                         7,882       7,137        7,193
   Insurance                         9,098       7,516        3,738
      Total expenses               788,720     805,864      796,450

Net income before minority
   interest and loss from joint
   venture                         169,646     114,715       94,239

Minority partner's interest in
   operating (profit)              (79,328)    (47,269)     (47,233)

Income from operations              90,318      67,446       47,006

Income from joint venture           21,746   1,456,737      397,437

Net earnings                     $ 112,064  $1,524,183    $ 444,443

Net earnings per unit            $   21.91    $ 298.06    $   86.91

Weighted average number of units     4,858       4,858        4,858


See accompanying notes to financial statements.
	3


	U.S. Realty Income Partners, L.P.
	(A Limited Partnership)

	STATEMENTS OF PARTNERSHIP EQUITY

	Years Ended December 31, 2002, 2001 and 2000



                                        Limited    General
                                       Partners    Partners       Total

Distributive share of net earnings           95%          5%          100%

Balance at December 31, 1999         $1,180,971   $(186,661)   $  994,310

Net earnings of 2000                    422,221      22,222       444,443

Distributions                          (400,000)       -         (400,000)

Balance at December 31, 2000          1,203,192    (164,439)    1,038,753

Net earnings of 2001                  1,447,974      76,209     1,524,183

Distributions                        (1,300,000)       -       (1,300,000)

Balance at December 31, 2001          1,351,166    ( 88,230)    1,262,936

Net earnings of 2002                    106,461       5,603       112,064

Distributions                        (  200,000)       -       (  200,000)

Balance at December 31, 2002         $1,257,627   $( 82,627)   $1,175,000














See accompanying notes to financial statements.

	U.S. Realty Income Partners, L.P.
	(A Limited Partnership)

	STATEMENTS OF CASH FLOWS

	Years Ended December 31, 2002, 2001 and 2000

                                      2002        2001        2000
Cash Flows from Operating Activities
Net income from operations         $  90,318   $  67,446   $  47,006
Adjustments to reconcile net income to
   cash provided by operating activities:
      Minority partner's interest in
         in net profit of
         consolidated partnership     79,328      47,269      47,233
      Depreciation                   166,426     165,692     160,328
      Amortization                    95,234      94,728      94,626
      Loss on disposal of assets        -         15,867        -
   (Increase) decrease in:
      Tenant receivable               (7,343)      8,436      11,705
      Escrow deposits                 (3,029)      2,311       6,158
      Other assets                   (11,596)     (6,703)    (11,604)
   Increase (decrease) in:
      Accounts payable                 2,513        (147)       (299)
      Accrued expenses                (1,750)      2,500       4,242
Net cash provided by operating
   activities                        410,101     397,399     359,395
Cash Flows from Investing Activities
Purchase of property, plant, and
   equipment                         (79,190)    (31,259)    (94,690)
Distribution from joint venture       21,746   1,457,737     397,437
Net cash provided by (used in)
   Investing activities              (57,444)  1,426,478     302,747
Cash Flows from Financing Activities
Proceeds received from refinancing         -        -           -
Payment of loan closing costs              -        -           -
Repayments on mortgage note         (185,702)   (172,581)   (159,577)
Distributions paid                  (200,000) (1,300,000)   (400,000)
Net cash provided from (used in)
  financing activities              (385,702) (1,472,581)   (559,577)
Net increase (decrease) in cash
   and cash equivalents              (33,045)    351,296     102,565
Cash and cash equivalents
   at beginning of year              847,088     495,792     393,227

Cash and cash equivalents
   at end of year                  $ 814,043   $ 847,088   $ 495,792


See accompanying notes to financial statements.
	5


	U.S. Realty Income Partners, L.P.
	(A Limited Partnership)

	NOTES TO FINANCIAL STATEMENTS

	For the Years Ended December 31, 2002, 2001 and 2000


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

	For the Years Ended December 31, 2002, 2001 and 2000

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

	U.S. Realty Income Partners, L.P.
	(A Limited Partnership)

	NOTES TO FINANCIAL STATEMENTS (Continued)

	For the Years Ended December 31, 2002, 2001 and 2000


2.	Property and Improvements

Property and improvements located at Bellevue Plaza consist of the following:
       		                             2002          2001

Buildings and improvements    $ 5,081,123   $5,001,933
Less accumulated depreciation  (2,217,887)  (2,051,461)
                                2,863,236    2,950,472

Land                              414,301      414,301

                              $ 3,277,537   $3,364,773

During the years ended December 31, 2002, 2001 and 2000, the
Partnership recognized depreciation of $166,426, $165,692, and $160,328, respectively.

3.	Investment in Joint Venture

The Partnership held a 50% interest in DR/US West End General
Partnership, a general partnership joint venture formed to own and operate a commercial office building in Nashville, Tennessee.

Effective July 28, 1995, the partnership exchanged its interest in the assets of DR/US West End General Partnership (DR/US) for an indirect 3.745% equity interest (held through a limited partnership interest in Daniel S.E. Office Limited Partnership) in Prudential/Daniel Office Venture, LLC (the LLC). The LLC, which is controlled by Prudential Life Insurance Company of America, owns six office buildings (including the DR/US property) located in Nashville, Tennessee and Raleigh, North Carolina. The LLC interest was disposed of during 2001.









U.S. Realty Income Partners, L.P.
(A Limited Partnership)

	NOTES TO FINANCIAL STATEMENTS (Continued)

	For the Years Ended December 31, 2002, 2001 and 2000

3.	Investment in Joint Venture, (Continued)

The partnership's income from its joint venture investments is determined as follows:
                                  2002      2001       2000

Distributions from Prudential/
   Daniel Office Venture, LLC $  21,746  $1,456,737 $397,437

4. 	Related Party Transactions

Administration expenses (fees and other costs and expenses) paid to the general partner or its affiliates amounted to $66,000 in 2002, $66,000 in 2001 and $66,000 in 2000.

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

The mortgage is payable at 7.25% in monthly installments of principal and interest of $37,884. The mortgage matures in July, 2014, and is secured by a deed of trust on the Bellevue Plaza property. At December 31, 2002 the balance was $3,557,481. Principal maturities of the mortgage are as follows:

	December 31,
	   2003				$  199,823
	   2004				   214,300
	   2005				   231,310
	   2006				   248,898
	   2007				   267,822
	   Thereafter			 2,395,328

						$3,557,481





9
U.S. Realty Income Partners, L.P.
(A Limited Partnership)

NOTES TO FINANCIAL STATEMENTS (Continued)

For the Years Ended December 31, 2002, 2001, and 2000



6.   Reconciliation of Financial Statements and Tax Returns

                                  2002        2001        2000
Net income, per
   financial statements   $  112,064 $1,524,183   $ 444,443

Items treated differently
   on the tax return:
Income from joint venture    (21,746)(2,033,190)   (397,341)
Amortization                 (14,140)   (14,140)    (14,140)
Other timing differences       3,582       -           -

Net income (loss) per
   Tax returns            $   79,760  $(523,147)  $  32,962

The Partnership's federal income tax return is subject to audit and possible adjustment by the Internal Revenue Service.

7. 	Other Assets

Other assets consist of:
					                2002       2001

   Acquisition fees                   $  328,447  $ 328,447
   Lease acquisition costs               499,605    499,605
   Loan costs                            126,880    126,880
   Deferred commissions                  167,405    165,931
                                       1,122,337  1,120,863
   Less accumulated amortization        (443,634)  (358,522)
                                         678,703    762,341
   Accounts receivable from affiliate      1,650      1,650

                                      $  680,353  $ 763,991

Acquisition fees are amortized over the life of the acquired property, which is 31.5 years. Deferred commissions and lease acquisition costs are amortized over the terms of the related leases. Loan costs are amortized over the terms of the related mortgage.



U.S. Realty Income Partners, L.P.
(A Limited Partnership)

NOTES TO FINANCIAL STATEMENTS (Continued)

For the Years Ended December 31, 2002, 2001 and 2000

8.   Leases of Lessor

Bellevue Plaza leases property to others under noncancellable operating leases requiring fixed monthly payments over various terms. At December 31, 2002, future minimum lease receipts were as follows:
Year Ending December 31:
        2003                            $  685,995
        2004                               566,118
        2005                               316,623
        2006                               243,162
        2007                               222,696
        2008 and after                     176,625

                                        $2,211,219
9.   Supplemental Cash Flow Information

Interest paid totaled $268,903 in 2002, $282,025 in 2001 and $295,029 in 2000.

10.  Financial Instruments

The estimated fair values of the partnership's financial instruments, as of December 31, 2002 and 2001, were as follows (in thousands):
                               2002                2001
                        Carrying      Fair  Carrying      Fair
                        Amount       Value  Amount       Value
Financial assets:
   Cash and cash
      equivalents       $  814     $  814   $848       $  848
   Escrow deposits          13         13     10           10
   Receivables               8          8      1            1

                        $  835     $  835   $859       $  859

Financial liabilities:
   Notes payable        $3,557     $3,557   $3,743     $3,743
   Other payables           24         24       23         23

 	                        $3,581     $3,581   $3,766     $3,766




U.S. Realty Income Partners, L.P.
(A Limited Partnership)

NOTES TO FINANCIAL STATEMENTS (Continued)

For the Years Ended December 31, 2002, 2001 and 2000



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

11. Credit Concentration

	The Partnership maintains cash balances at various financial institutions. Deposits at banks are insured by the Federal
Deposit Insurance Corporation up to $100,000 at each bank. At December 31, 2002, the Partnership had deposits at three banks which exceeded insured limited by approximately $557,000.
Deposits with brokerages are insured by the Securities Investor Protection Corporation (SIPC) up to $100,000 for claims for cash and $400,000 for coverage on securities. The Partnership's deposits at brokerages are within these limits at December 31, 2002.









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






February 4, 2003
Murfreesboro, Tennessee















	U.S. Realty Income Partners, L.P.
	(A Limited Partnership)

	SCHEDULE V - PROPERTY AND IMPROVEMENTS






                 Balance at                              Balance,
                 Beginning    Additions                  at end
Classification   of Period     At Cost    Retirements   of Period


    1997         5,309,927         -           -        5,309,927

    1998         5,309,927         -           -        5,309,927

    1999         5,309,927        6,417        -        5,316,344

    2000         5,316,344       94,690        -        5,411,034

    2001         5,411,034       31,259      26,059     5,416,234

    2002         5,416,234       79,190        -        5,495,424


















	U.S. Realty Income Partners, L.P.
	(A Limited Partnership)

	SCHEDULE VI - ACCUMULATED DEPRECIATION OF PROPERTY AND IMPROVEMENTS





                              Additions
                 Balance at   Charged to                  Balance,
                 Beginning    Costs and                   at end
Classification   of Period     Expenses    Retirements   of Period


    1997         1,269,294      155,381          -       1,424,675

    1998         1,424,675      155,431          -       1,580,106

    1999         1,580,106      155,527          -       1,735,633

    2000         1,735,633      160,328          -       1,895,961

    2001         1,895,961      165,692        10,192    2,051,461

    2002         2,051,461      166,426          -       2,217,887

Depreciation is provided for by the required tax method of depreciating commercial real estate; i.e. MACRS. The Partnership believes this provides for a depreciation provision similar to standard book depreciation methods.


















