Form 10-K, Exhibit 13
period 2003-12-31
US REALTY INCOME PARTNERS LP
filed 2004-04-01
CIK 822819

EXHIBIT 13



                                 U.S. REALTY INCOME PARTNERS, L.P.
                                  (A DELAWARE LIMITED PARTNERSHIP)

                                 CONSOLIDATED FINANCIAL STATEMENTS



                                 AS OF DECEMBER 31, 2003 AND 2002
                                          AND FOR THE YEARS ENDED
                                 DECEMBER 31, 2003, 2002 AND 2001




                                                          EXHIBIT 13 (CONTINUED)


                         U.S. REALTY INCOME PARTNERS, L.P.

                        (A DELAWARE LIMITED PARTNERSHIP)

                        CONSOLIDATED FINANCIAL STATEMENTS

                           DECEMBER 31, 2003 AND 2002



                                Table of Contents


                                                                            Page
                                                                           Number
                                                                           ------

Independent Auditors' Report ...........................................     F-3

Consolidated Balance Sheets as of December 31, 2003 and 2002............     F-4

Consolidated Statements of Earnings for the Years
  ended December 31, 2003, 2002 and 2001................................     F-5

Consolidated Statements of Changes in Partners' Equity for the Years
  ended December 31, 2003, 2002 and 2001................................     F-6

Consolidated Statements of Cash Flows for the Years
  ended December 31, 2003, 2002 and 2001................................     F-7

Notes to Consolidated Financial Statements ............................. F-8 to F-15

Schedule I - Real Estate and Accumulated Depreciation...................     F-16





                                                         EXHIBIT 13 (CONTINUED)



                          RAYBURN, BETTS & BATES, P.C.
                          CERTIFIED PUBLIC ACCOUNTANTS
                                    SUITE 300
                                5200 MARYLAND WAY
                           BRENTWOOD, TENNESSEE 37027
                                www.rbbpccpa.com



                          INDEPENDENT AUDITORS' REPORT


To the Partners
of U.S. Realty Income Partners, L.P.

We have audited the consolidated balance sheet of U.S. Realty Income Partners, L.P. (a Delaware Limited Partnership, hereafter referred to as the Partnership) as of December 31, 2003, and the related consolidated statements of earnings, partners' equity and cash flows for the year then ended. The audit for the year ended December 31, 2003 also included the financial Schedule I. These financial statements and financial schedule are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements and financial schedule based on our audit. The consolidated financial statements of the Partnership as of December 31, 2002 and for the years ended December 31, 2002 and 2001, were audited by other auditors whose report dated February 4, 2003, expressed an unqualified opinion on those statements.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Partnership as of December 31, 2003, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, the financial schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.




                                               /s/ RAYBURN, BETTS & BATES, P.C.


Brentwood, Tennessee
March 4, 2004




                                                        EXHIBIT 13 (CONTINUED)



                        U.S. REALTY INCOME PARTNERS, L.P.
                        (A DELAWARE LIMITED PARTNERSHIP)

                           CONSOLIDATED BALANCE SHEETS

                           DECEMBER 31, 2003 AND 2002


                    Assets                                 2003             2002
                    ------                                 ----             ----

Cash                                                   $   757,636         814,043
Escrow deposits                                             18,477          12,922
Tenant receivables                                           6,111           8,329
Property and improvements, net of
   accumulated depreciation of $2,386,374
   in 2003 and $2,217,887 in 2002 (note 2)               3,219,610       3,277,537
Other assets (note 4)                                      595,004         680,353
                                                       -----------     -----------

           Total assets                                $ 4,596,838       4,793,184
                                                       ===========     ===========

         Liabilities and Equity

Liabilities:
   Note payable (note 5)                               $ 3,357,658       3,557,481
   Accounts payable                                         15,373           2,529
   Accrued expenses and security deposits                   32,405          21,024
                                                       -----------     -----------

           Total liabilities                             3,405,436       3,581,034
                                                       -----------     -----------

Minority partners' interest in joint venture               121,240          37,150
                                                       -----------     -----------
Partners' equity:
   General partners, no units authorized                   (77,869)        (82,627)
   Limited partners, 4,858 units authorized, issued      1,148,031       1,257,627
                                                       -----------     -----------

           Total partners' equity                        1,070,162       1,175,000
                                                       -----------     -----------

           Total liabilities and partners' equity      $ 4,596,838       4,793,184
                                                       ===========     ===========



See accompanying notes to consolidated financial statements.



                                                        EXHIBIT 13 (CONTINUED)


                        U.S. REALTY INCOME PARTNERS, L.P.
                        (A DELAWARE LIMITED PARTNERSHIP)

                       CONSOLIDATED STATEMENTS OF EARNINGS

              FOR THE YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001


                                                        2003            2002            2001
                                                        ----            ----            ----
Revenues:
   Rental income                                     $   843,696     $   822,612     $   796,789
   Common area maintenance (note 8)                      124,515         124,580          81,465
   Interest and other                                      5,844          11,174          42,325
                                                     -----------     -----------     -----------
        Total revenues                                   974,055         958,366         920,579
                                                     -----------     -----------     -----------

Expenses:
   Loss on disposal of assets                               --              --            15,867
   Interest                                              254,783         268,903         282,025
   Legal and professional                                 24,807          20,520          16,732
   Depreciation                                          168,487         166,426         165,692
   Amortization                                           95,252          95,234          94,728
   Property taxes                                         76,020          76,020          76,020
   State taxes                                            21,574          12,053            --
   Leasing and administrative (note 7)                    67,243          67,030          70,115
   Management fees                                        36,277          35,562          34,406
   Repairs and maintenance                                32,592          29,992          35,626
   Utilities                                               8,145           7,882           7,137
   Insurance                                               9,623           9,098           7,516
                                                     -----------     -----------     -----------
        Total expenses                                   794,803         788,720         805,864
                                                     -----------     -----------     -----------


Net earnings before minority interest and
   earnings from joint venture                           179,252         169,646         114,715

Minority partner's interest in operating earnings        (84,090)        (79,328)        (47,269)
                                                     -----------     -----------     -----------

Earnings from operations                                  95,162          90,318          67,446

Earnings from joint venture (note 3)                        --            21,746       1,456,737
                                                     -----------     -----------     -----------

Net earnings                                         $    95,162         112,064       1,524,183
                                                     ===========     ===========     ===========

Net earnings per unit                                $     18.61     $     21.91     $    298.06
                                                     ===========     ===========     ===========

Weighted average number of units                           4,858           4,858           4,858
                                                     ===========     ===========     ===========


See accompanying notes to consolidated financial statements.



                                                        EXHIBIT 13 (CONTINUED)


                        U.S. REALTY INCOME PARTNERS, L.P.
                        (A DELAWARE LIMITED PARTNERSHIP)

             CONSOLIDATED STATEMENTS OF CHANGES IN PARTNERS' EQUITY

              FOR THE YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001


                                        Limited          General           Total
                                       Partners'         Partner         Partners'
                                        Equity           Equity           Equity
                                        ------           ------           ------

Distributive share of net earnings             95%               5%             100%
                                      -----------      -----------      -----------

Balance at December 31, 2000          $ 1,203,192         (164,439)       1,038,753

Net earnings of 2001                    1,447,974           76,209        1,524,183

Distributions                          (1,300,000)            --         (1,300,000)
                                      -----------      -----------      -----------

Balance at December 31, 2001            1,351,166          (88,230)       1,262,936

Net earnings of 2002                      106,461            5,603          112,064

Distributions                            (200,000)            --           (200,000)
                                      -----------      -----------      -----------

Balance at December 31, 2002            1,257,627          (82,627)       1,175,000

Net earnings of 2003                       90,404            4,758           95,162

Distributions                            (200,000)            --           (200,000)
                                      -----------      -----------      -----------

Balance at December 31, 2003          $ 1,148,031          (77,869)       1,070,162
                                      ===========      ===========      ===========


See accompanying notes to consolidated financial statements.



                                                         EXHIBIT 13 (CONTINUED)


                        U.S. REALTY INCOME PARTNERS, L.P.
                        (A DELAWARE LIMITED PARTNERSHIP)

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

              FOR THE YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001


                                                                  2003            2002             2001
                                                                  ----            ----             ----
Cash flows from operating activities:
   Net earnings                                               $    95,162     $    90,318     $    67,446
   Adjustments to reconcile net earnings to cash
     provided by operating activities:
       Minority partner's interest in net profit of
         consolidated partnership                                  84,090          79,328          47,269
       Depreciation                                               168,487         166,426         165,692
       Amortization of intangible assets                           95,252          95,234          94,728
       Loss on disposal of assets                                    --              --            15,867
       (Increase) decrease in:
         Tenant receivables                                         2,218          (7,343)          8,436
         Escrow deposits                                           (5,555)         (3,029)          2,311
         Other assets                                              (9,903)        (11,596)         (6,703)
       Increase (decrease) in:
         Accounts payable                                          12,844           2,513            (147)
         Accrued expenses and security deposits                    11,381          (1,750)          2,500
                                                              -----------     -----------     -----------

       Net cash provided by operating activities                  453,976         410,101         397,399
                                                              -----------     -----------     -----------

Cash flows from investing activities:
   Purchase of property and improvements                         (110,560)        (79,190)        (31,259)
   Distribution from joint venture                                   --            21,746       1,457,737
                                                              -----------     -----------     -----------

       Net cash provided by (used in) investing activities       (110,560)        (57,444)      1,426,478
                                                              -----------     -----------     -----------

Cash flows from financing activities:
   Repayments on note payable                                    (199,823)       (185,702)       (172,581)
   Distributions paid                                            (200,000)       (200,000)     (1,300,000)
                                                              -----------     -----------     -----------

       Net cash used in financing activities                     (399,823)       (385,702)     (1,472,581)
                                                              -----------     -----------     -----------

Increase (decrease) in cash and cash equivalents                  (56,407)        (33,045)        351,296

Cash and cash equivalents, beginning of period                    814,043         847,088         495,792
                                                              -----------     -----------     -----------

Cash and cash equivalents, end of period                      $   757,636         814,043         847,088
                                                              ===========     ===========     ===========

Supplemental disclosure of cash flow information:
  Payments during the period for:
     Interest                                                 $   254,783         268,903         282,025
                                                              ===========     ===========     ===========
     Taxes                                                    $     6,492           7,352            --
                                                              ===========     ===========     ===========


See accompanying notes to consolidated financial statements.



                                                         EXHIBIT 13 (CONTINUED)



                        U.S. REALTY INCOME PARTNERS, L.P.
                        (A DELAWARE LIMITED PARTNERSHIP)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

              FOR THE YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001



(1)    Summary of Significant Accounting Policies:

       Organization

       U.S. Realty Income Partners, L.P. (the Partnership) was formed as a limited partnership under the laws of the state of Delaware on September 28, 1987. The Partnership was formed to acquire, operate, hold for investment and dispose of residential and commercial property. The general partner is Vanderbilt Realty Joint Venture, a Tennessee partnership. Limited partners were admitted beginning on May 15, 1988. The partnership controls certain shopping center property, located in Nashville, Tennessee, through its 66-2/3% interest in Bellevue Plaza Partners, a Tennessee joint venture (the Joint Venture). The Joint Venture's assets, liabilities and operations are included in these financial statements and represent the partnership's primary business. Minority interests represent the 33-1/3% interest held in the Joint Venture by an unaffiliated party.

       The Partnership and the Joint Venture file their separate tax returns and prepare their financial statements under the accrual method of accounting.

       Cash and Cash Equivalents

       For purposes of the statements of cash flows, the Partnership considers cash on hand, demand deposits with financial institutions, and highly liquid financial instruments with a maturity of three months or less to be cash and cash equivalents.

       Property and Improvements

       Property and improvements are recorded at the acquisition cost.
          Renovations and improvements are capitalized; maintenance and repairs are expensed. Depreciation is provided for in amounts sufficient to relate the cost of depreciable assets to operations over their estimated service lives ranging from 15 to 39 years, using straight-line and accelerated methods. The Partnership reviews for impairment losses on its real estate assets when events and circumstances indicate that the assets might be impaired.

       The Partnership would accrue for losses associated with environmental remediation obligations if such losses were probable and reasonably estimable. Accruals for estimated losses from environmental remediation obligations would generally be recognized no later than completion of a remedial feasibility study. Such accruals would be adjusted as further information developed or circumstances changed. Costs of future expenditures for environmental remediation obligations would not be discounted for their present value. Recoveries of environmental remediation costs from other parties are recorded as assets when their receipt is deemed probable. The Partnership's management is not aware of any environmental remediation obligations which would materially affect the operations, financial position or cash flows and therefore has made no loss accruals.

       Other Assets

       Lease costs and commissions are amortized over the terms of the respective leases. Leases at the shopping center expire from 2004 to 2008. Loan costs are amortized over the term of the loan which matures in 2014. Amortization of lease commissions, included in amortization expense, was $23,057, $23,039, and $24,429 in 2003, 2002, and 2001,
          respectively.



                                                         EXHIBIT 13 (CONTINUED)


                        U.S. REALTY INCOME PARTNERS, L.P.
                        (A DELAWARE LIMITED PARTNERSHIP)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

              FOR THE YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001



(1)    Summary of Significant Accounting Policies: (Continued)

       Revenue Recognition

       Rent is recorded as income over the lease terms as rents become receivable according to provisions of the leases. Rent from leases containing rent-free periods is recognized on a straight-line basis, with the related straight-line rent included in tenant receivables until payments of rent begin. The receivables are reduced in each subsequent month by the excess of the monthly payments over the income. During 1999 a lease containing the rent free period was amended, whereby rent payments by the tenant began immediately. At this time, rent receivable was reclassified as lease acquisition cost and is being amortized as described in Note 4.

       The Partnership currently has three tenants in which the rental agreements provide for minimum rental payments plus contingent rents based on the lessee's gross sales. Contingent rents are recorded as income when they become receivable according to the provisions of the leases.

       Earnings Per Unit

       Earnings per unit are based on the limited partners' allocation of earnings divided by the weighted average of limited partner units outstanding.

       Income Taxes

       The financial statements include only the assets and liabilities and results of operations which related to the business of the Partnership. No provisions have been made for federal income taxes as such taxes are the personal responsibility of the partners. State franchise and excise taxes are provided for the state in which nexus exists for the property.

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

       Consolidation

       The Partnership fully consolidates into its financial statements majority-owned entities. All significant intercompany balances and transactions, if any, would be eliminated in consolidation.

       Use of Estimates

       The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.



                                                         EXHIBIT 13 (CONTINUED)


                        U.S. REALTY INCOME PARTNERS, L.P.
                        (A DELAWARE LIMITED PARTNERSHIP)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

              FOR THE YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001





(1)    Summary of Significant Accounting Policies: (Continued)

       Effect of New Accounting Pronouncements

       Statement of Financial Accounting Standards (SFAS) No. 149 Amendment of
          Statement 133 on Derivative Instruments and Hedging Activities, was issued in April 2003. SFAS No. 149 amends and clarifies accounting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities under SFAS No.
          133. The statement is generally effective for contracts entered into or modified after June 30, 2003. The implementation of SFAS No. 149 did not have an impact on the Partnership's financial results.

       SFAS No. 150, Accounting for Certain Financial Instruments with
          Characteristics of Both Liabilities and Equity was issued in May 2003. SFAS No. 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. The Partnership has no such instruments.

       In November 2002, the Financial Accounting Standards Board (FASB) issued
          FASB Interpretation (FIN) No. 45 Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others. FIN 45 requires that the guarantor recognize, at the inception of certain guarantees, a liability for the fair value of the obligation undertaken in issuing such guarantee. FIN 45 also requires additional disclosure about the guarantor's obligations under certain guarantees that it has issued. As of December 31, 2003, the Partnership had no such guarantees.

       In January 2003 the FASB issued FIN 46 Consolidation of Variable Interest
          Entities. In December 2003, the FASB issued FIN No. 46 (Revised) (FIN 46-R) to address certain FIN 46 implementation issues. This interpretation clarifies the application of Accounting Research Bulletin No. 51, Consolidated Financial Statements, for companies that have interests in entities that are Variable Interest Entities (VIE) as defined under FIN 46. The adoption of the provisions of this interpretation did not have a material effect on the financial statements, as the Partnership has no VIEs.

(2)    Property and Improvements:

       Property and improvements located at Bellevue Plaza consist of the following at December 31, 2003 and 2002, respectively:


                                                   2003                 2002
                                                   ----                 ----

        Buildings and improvements              $ 5,191,683           5,081,123
        Less accumulated depreciation            (2,386,374)         (2,217,887)
                                                -----------         -----------
                                                  2,805,309           2,863,236
        Land                                        414,301             414,301
                                                -----------         -----------
                                                $ 3,219,610           3,277,537
                                                ===========         ===========


       During the years ended December 31, 2003, 2002 and 2001, the Partnership recognized depreciation of $168,487, $166,426, and $165,692, respectively.


                                                        EXHIBIT 13 (CONTINUED)


                        U.S. REALTY INCOME PARTNERS, L.P.
                        (A DELAWARE LIMITED PARTNERSHIP)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

              FOR THE YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001



(3)    Investment in Joint Venture:

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

       The partnership's income from its joint venture investments is determined as follows for the years ended December 31, 2003, 2002 and 2001, respectively:


                                                   2003         2002        2001
                                                   ----         ----        ----

       Distributions from Prudential/Daniel
           Office Venture, LLC                 $    --         21,746      1,456,737
                                               =======       ========    ===========


(4)    Other Assets:

       Other assets consist of the following at December 31, 2003 and 2002, respectively:


                                                     2003             2002
                                                     ----             ----

       Acquisition fees                          $   328,447         328,447
       Lease acquisition costs                       499,605         499,605
       Loan costs                                    126,880         126,880
       Deferred commissions                          164,927         167,405
                                                 -----------     -----------
                                                   1,119,859       1,122,337
       Less accumulated amortization                (526,505)       (443,634)
                                                 -----------     -----------
                                                     593,354         678,703
       Accounts receivable from affiliate              1,650           1,650
                                                 -----------     -----------
                                                 $   595,004         680,353
                                                 ===========     ===========


       Acquisition fees are amortized over the estimated life of the acquired property, which is thirty-one and one-half years. Deferred commissions and lease acquisition costs are amortized over the terms of the related leases. Loan costs are amortized over the terms of the related mortgage.



                                                        EXHIBIT 13 (CONTINUED)


                        U.S. REALTY INCOME PARTNERS, L.P.
                        (A DELAWARE LIMITED PARTNERSHIP)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

              FOR THE YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001



(4)    Other Assets: (Continued)

       Amortization expense was $95,252 and $95,234, for 2003 and 2002, respectively. The estimated future amortization expense at December 31, 2003 is as follows:


                Year Ended
               December 31,
               ------------
                    2004                                    $   93,401
                    2005                                        87,895
                    2006                                        86,437
                    2007                                        86,043
                    2008                                        73,521
                    Thereafter                                 166,057
                                                            ----------
                                                            $  593,354
                                                            ==========

       Deferred commissions in the amount of $13,022 to be amortized over a weighted average of five years were acquired during 2003. Deferred commissions in the amount of $8,478 are to be amortized over a weighted average of three and one-half years.

(5)    Note Payable:

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

       The mortgage is payable at 7.25% in monthly installments of principal and interest of $37,884. The mortgage matures in July, 2014, and is secured by a deed of trust on the Bellevue Plaza property. At December 31, 2003 the balance was $3,357,658. Principal maturities of the mortgage are as follows:


                Year Ended
               December 31,
               -------------
                    2004                                    $    214,309
                    2005                                         231,311
                    2006                                         248,898
                    2007                                         267,823
                    2008                                         287,687
                    Thereafter                                 2,107,630
                                                            ------------
                                                            $  3,357,658
                                                            ============



                                                       EXHIBIT 13 (CONTINUED)


                        U.S. REALTY INCOME PARTNERS, L.P.
                        (A DELAWARE LIMITED PARTNERSHIP)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

              FOR THE YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001



(6)    Reconciliation of Financial Statements and Tax Returns:


                                                          2003            2002          2001
                                                          ----            ----          ----

       Net earnings on consolidated statement
          of earnings                                  $   95,162        112,064      1,524,183

       Items treated differently on the tax return:
          Earnings from joint venture                        --          (21,746)    (2,033,190)
          Amortization                                     65,648        (14,140)       (14,140)
          Other temporary differences                        (579)         3,582           --
                                                       ----------     ----------     ----------
       Taxable income (loss) per tax returns           $  160,231         79,760       (523,147)
                                                       ==========     ==========     ==========


       The Partnership's federal income tax return is subject to audit and possible adjustment by the Internal Revenue Service.

(7)    Related Party Transactions:

       Administration expenses (fees and other costs and expenses) paid to the general partner or its affiliates amounted to $66,300 in 2003, $66,000 in 2002, and $66,000 in 2001.

(8)    Leases of Lessor:

       Bellevue Plaza leases property to others under noncancelable operating leases requiring fixed monthly payments over various terms, plus their proportionate share of certain building operating costs, insurance and real property taxes. Revenue from expense recoveries was $124,515, $124,580, and $81,465 in 2003, 2002, and 2001, respectively. The following table sets forth the minimum cash rental payments to be received from leases in place as of December 31, 2003:


                 Year Ending
                December 31,
                --------------
                    2004                               $    685,354
                    2005                                    451,161
                    2006                                    383,284
                    2007                                    366,824
                    2008                                    227,679
                                                       ------------
                                                       $  2,114,302
                                                       ============


       During 2003 and 2002, two tenants leasing space contributed 15% or more to rental income. The largest lessee accounted for 25% and 26% of rental income during 2003 and 2002, respectively. The other lessee accounted for 17% and 15% of rental income during 2003 and 2002, respectively.

       During 2003 and 2002, one tenant leasing space paid percentage rent of $104,199 and $86,565, respectively.



                                                       EXHIBIT 13 (CONTINUED)


                        U.S. REALTY INCOME PARTNERS, L.P.
                        (A DELAWARE LIMITED PARTNERSHIP)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

              FOR THE YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001



(9)    Financial Instruments:

       The estimated fair values of the partnership's financial instruments, as of December 31, 2003 and 2002, were as follows:


                                          2003                         2002
                                -------------------------    -----------------------
                                  Carrying      Fair         Carrying         Fair
                                   Amount       Value         Amount          Value
                                   ------       -----         ------          -----
       Financial assets:
          Cash and cash
              equivalents        $  757,636       757,636       814,043       814,043
          Escrow deposits            18,477        18,477        12,922        12,922
          Tenant receivables          6,111         6,111         8,329         8,329
                                 ----------    ----------    ----------    ----------
                                    782,224       782,224       835,294       835,294
                                 ----------    ----------    ----------    ----------
       Financial liabilities:
          Note payable            3,357,658     3,690,317     3,557,481     3,557,481
          Other payables             47,778        47,778        23,553        23,553
                                 ----------    ----------    ----------    ----------
                                  3,405,436     3,738,095     3,581,034     3,581,034
                                 ----------    ----------    ----------    ----------


       Methods and assumptions used in estimating fair values are summarized as follows:

          Cash and cash equivalents - Carrying amounts represent a reasonable estimate of fair values.

          Tenant receivables, escrow deposits, and other payables - Carrying values of these accounts approximate fair value due to their short maturities.

          Note payable - The fair value of the note payable is based on estimated interest rates for similar loans as of the balance sheet dates.

(10)   Credit Concentration:

       The Partnership maintains cash balances at various financial institutions. Deposits at banks are insured by the Federal Deposit Insurance Corporation up to $100,000 at each bank. At December 31, 2003, the Partnership had deposits at three banks which exceeded insured limits by approximately $504,000. Deposits with brokerages are insured by the Securities Investor Protection Corporation (SIPC) up to $100,000 for claims for cash and $400,000 for coverage on securities. The Partnership's deposits at brokerages are within these limits at December 31, 2003.


                                                         EXHIBIT 13 (CONTINUED)


                       U.S. REALTY INCOME PARTNERS, L.P.
                        (A DELAWARE LIMITED PARTNERSHIP)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

              FOR THE YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001



(11)   Selected Quarterly Financial Data (Unaudited):

       Set forth below is selected quarterly financial data for the years ended
           December 31, 2003 and 2002:


                                    First       Second      Third        Fourth
                                   Quarter      Quarter    Quarter       Quarter
                                   -------      -------    -------       -------
       2003:
          Total revenues           $312,656     250,041     204,464      206,894
                                   --------    --------    --------     --------
          Net earnings before
              minority interest
              and earnings from
              joint venture          95,703      77,865       7,422       (1,738)
                                   --------    --------    --------     --------
          Net earnings (loss)        51,923      51,559      (4,007)      (4,313)
                                   --------    --------    --------     --------
          Earnings per unit        $  10.15       10.08       (0.78)       (0.84)
                                   --------    --------    --------     --------
          Weighted average
              number of units         4,858       4,858       4,858        4,858
                                   --------    --------    --------     --------
       2002:
          Total revenues           $293,930     249,865     206,881      207,690
                                   --------    --------    --------     --------
          Net earnings before
              minority interest
              and earnings from
              joint venture          84,161      63,806     (10,263)      31,942
                                   --------    --------    --------     --------
          Net earnings (loss)        49,106      60,775     (17,099)      19,282
                                   --------    --------    --------     --------
          Earnings per unit        $   9.60       11.88       (3.34)        3.77
                                   --------    --------    --------     --------
          Weighted average
              number of units         4,858       4,858       4,858        4,858
                                   --------    --------    --------     --------



                                                        EXHIBIT 13 (CONTINUED)


                        U.S. REALTY INCOME PARTNERS, L.P.
                        (A DELAWARE LIMITED PARTNERSHIP)

              SCHEDULE I - REAL ESTATE AND ACCUMULATED DEPRECIATION

                                DECEMBER 31, 2003



                                                                                    Costs Capitalized
                                                                                       Subsequent to
                                                             Initial Cost               Acquisition
                                                      ------------------------      ------------------
                                                                    Buildings           Buildings
                                                                       and                 and
  Description                  Encumbrances           Land        Improvements        Improvements
  -----------                  ------------           ----        ------------        ------------
Bellevue Plaza Shopping
    Center                     $ 3,357,658           414,301         4,895,626            322,116



                                                Gross Amount at which
                                               Carried at Close of Period
                                       ----------------------------------------
                                                       Buildings
                                                          and
Description                            Land           Improvements        Total
-----------                           ------          ------------        ------
Bellevue Plaza Shopping
    Center                            $414,301          5,191,683        5,605,984




                                    Accumulated              Date
  Description                      Depreciation            Acquired
  -----------                      ------------            --------
Bellevue Plaza Shopping
    Center                         $ 2,386,374               1997



                                                   Gross            Accumulated
Reconciliation of carrying costs                   Amount           Depreciation
--------------------------------                   ------           ------------
Balance, January 1, 2001                        $ 5,411,034         $ 1,895,961
Additions                                            31,259             165,692
Retirements                                         (26,059)            (10,192)
                                                -----------         -----------
Balance, December 31, 2001                        5,416,234           2,051,461
Additions                                            79,190             166,426
Retirements                                            --                  --
                                                -----------         -----------
Balance, December 31, 2002                        5,495,424           2,217,887
Additions                                           110,560             168,487
Retirements                                            --                  --
                                                -----------         -----------
Balance, December 31, 2003                      $ 5,605,984           2,386,374
                                                ===========         ===========

Computation of Depreciation

Depreciation is provided as disclosed in footnote 1 to the consolidated financial statements.


