Form 10-K, Exhibit 13
period 2004-12-31
US REALTY INCOME PARTNERS LP
filed 2005-04-14
CIK 822819

EXHIBIT 13











                                               U.S. REALTY INCOME PARTNERS, L.P.
                                                (A DELAWARE LIMITED PARTNERSHIP)

                                               CONSOLIDATED FINANCIAL STATEMENTS



                                                AS OF DECEMBER 31, 2004 AND 2003
                                                         AND FOR THE YEARS ENDED
                                                DECEMBER 31, 2004, 2003 AND 2002






                                                          EXHIBIT 13 (CONTINUED)

                        U.S. REALTY INCOME PARTNERS, L.P.

                        (A DELAWARE LIMITED PARTNERSHIP)

                        CONSOLIDATED FINANCIAL STATEMENTS

                           DECEMBER 31, 2004 AND 2003







                                Table of Contents

                                                                                      Page
                                                                                     Number
                                                                                     ------
Report of Independent Registered Public Accounting Firm.........................       F-3

Consolidated Balance Sheets as of December 31, 2004 and 2003....................       F-4

Consolidated Statements of Earnings for the Years
  ended December 31, 2004, 2003 and 2002........................................       F-5

Consolidated Statements of Changes in Partners' Equity for the Years
  ended December 31, 2004, 2003 and 2002........................................       F-6

Consolidated Statements of Cash Flows for the Years
  ended December 31, 2004, 2003 and 2002........................................       F-7

Notes to Consolidated Financial Statements .....................................   F-8 to F-16

Schedule I - Real Estate and Accumulated Depreciation...........................      F-17






                        RAYBURN, BATES & FITZGERALD, P.C.
                 -------- CERTIFIED PUBLIC ACCOUNTANTS --------
                                    SUITE 300
                                5200 MARYLAND WAY
                           BRENTWOOD, TENNESSEE 37027
                                www.rbfcpa.com


             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


To the Partners
of U.S. Realty Income Partners, L.P.

We have audited the accompanying consolidated balance sheets of U.S. Realty Income Partners, L.P. (a Delaware Limited Partnership, hereafter referred to as the Partnership) as of December 31, 2004 and 2003, and the related consolidated statements of earnings, changes in partners' equity and cash flows for each of the years in the two-year period ended December 31,2004. The audit for the year ended December 31, 2004 also included the financial Schedule I. These consolidated financial statements and financial schedule are the responsibility of the Partnerships management. Our responsibility is to express an opinion on these consolidated financial statements and financial schedule based on our audits. The consolidated financial statements of the Partnership for the year ended December 31, 2002, were audited by other auditors whose report dated February 4,2003, expressed an unqualified opinion on those statements.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Partnership is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Partnership's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Partnership as of December 31, 2004 and 2003, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2004 in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, the financial schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

                                                       /s/

                                           RAYBURN, BATES & FITZGERALD, P.C.


Brentwood, Tennessee
March 24, 2005


                                                          EXHIBIT 13 (CONTINUED)

                        U.S. REALTY INCOME PARTNERS, L.P.
                        (A DELAWARE LIMITED PARTNERSHIP)

                           CONSOLIDATED BALANCE SHEETS

                           DECEMBER 31, 2004 AND 2003


                     Assets                                    2004               2003
                     ------                                    ----               ----
Cash                                                        $   582,545          757,636
Escrow deposits                                                  12,142           18,477
Tenant receivables, no allowance for bad debts
   deemed necessary                                             158,258            6,111
Property and improvements, net of
   accumulated depreciation of $2,558,260
   in 2004 and $2,386,374 in 2003 (note 2)                    3,203,222        3,219,610
Other assets (note 4)                                           517,790          595,004
                                                            -----------       ----------

            Total assets                                    $ 4,473,957        4,596,838
                                                            ===========       ==========

         Liabilities and Partners' Equity
         --------------------------------

Liabilities:
   Note payable (note 5)                                    $ 3,143,358        3,357,658
   Accounts payable                                              18,136           15,373
   Accrued expenses and security deposits                        28,476           32,405
                                                            -----------       ----------

           Total liabilities                                  3,189,970        3,405,436
                                                            -----------       ----------

Minority partners' interest in joint venture                    251,997          121,240
                                                            -----------       ----------
Partners' equity:
   General partner, no units authorized                         (69,778)         (77,869)
   Limited partners, 4,858 units authorized and issued        1,101,768        1,148,031
                                                            -----------       ----------

            Total partners' equity                            1,031,990        1,070,162
                                                            -----------       ----------

           Total liabilities and partners' equity           $ 4,473,957        4,596,838
                                                            ===========       ==========




See accompanying notes to consolidated financial statements.

                                                          EXHIBIT 13 (CONTINUED)

                        U.S. REALTY INCOME PARTNERS, L.P.
                        (A DELAWARE LIMITED PARTNERSHIP)

                       CONSOLIDATED STATEMENTS OF EARNINGS

              FOR THE YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002


                                                          2004             2003           2002
                                                          ----             ----           ----
Revenues:
   Rental income                                       $   947,026        843,696        822,612
   Common area maintenance (note 8)                        137,705        124,515        124,580
   Interest and other                                        3,827          5,844         11,174
                                                       -----------       --------       --------
        Total revenues                                   1,088,558        974,055        958,366
                                                       -----------       --------       --------

Expenses:
   Interest                                                240,305        254,783        268,903
   Legal and professional                                   38,337         24,807         20,520
   Depreciation                                            171,886        168,487        166,426
   Amortization                                             95,198         95,252         95,234
   Property taxes                                           76,020         76,020         76,020
   State taxes                                              26,895         21,574         12,053
   Leasing and administrative (note 7)                      61,800         67,243         67,030
   Management fees                                          39,891         36,277         35,562
   Repairs and maintenance                                  29,159         32,592         29,992
   Utilities                                                 8,605          8,145          7,882
   Insurance                                                 7,877          9,623          9,098
                                                       -----------       --------       --------
        Total expenses                                     795,973        794,803        788,720
                                                       -----------       --------       --------


Net earnings before minority interest and
   earnings from joint venture                             292,585        179,252        169,646

Minority partner's interest in operating earnings         (130,757)       (84,090)       (79,328)
                                                       -----------       --------       --------

Earnings from operations                                   161,828         95,162         90,318

Earnings from joint venture (note 3)                          --             --           21,746
                                                       -----------       --------       --------

Net earnings                                           $   161,828         95,162        112,064
                                                       ===========       ========       ========

Net earnings per unit                                  $     31.65          18.61          21.91
                                                       ===========       ========       ========

Weighted average number of units                             4,858          4,858          4,858
                                                       ===========       ========       ========


See accompanying notes to consolidated financial statements.

                                                          EXHIBIT 13 (CONTINUED)

                        U.S. REALTY INCOME PARTNERS, L.P.
                        (A DELAWARE LIMITED PARTNERSHIP)

             CONSOLIDATED STATEMENTS OF CHANGES IN PARTNERS' EQUITY

              FOR THE YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002


                                          Limited          General          Total
                                         Partners'         Partner         Partners'
                                          Equity           Equity           Equity
                                          ------           ------           ------
Distributive share of net earnings               95%             5%              100%
                                        -----------        -------        ----------

Balance at December 31, 2001            $ 1,351,166        (88,230)        1,262,936

Net earnings of 2002                        106,461          5,603           112,064

Distributions                              (200,000)          --            (200,000)
                                        -----------        -------        ----------

Balance at December 31, 2002              1,257,627        (82,627)        1,175,000

Net earnings of 2003                         90,404          4,758            95,162

Distributions                              (200,000)          --            (200,000)
                                        -----------        -------        ----------

Balance at December 31, 2003              1,148,031        (77,869)        1,070,162

Net earnings of 2004                        153,737          8,091           161,828

Distributions                              (200,000)          --            (200,000)
                                        -----------        -------        ----------

Balance at December 31, 2004            $ 1,101,768        (69,778)        1,031,990
                                        ===========        =======        ==========



See accompanying notes to consolidated financial statements.

                                                          EXHIBIT 13 (CONTINUED)

                        U.S. REALTY INCOME PARTNERS, L.P.
                        (A DELAWARE LIMITED PARTNERSHIP)

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

              FOR THE YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002


                                                                 2004           2003            2002
                                                                 ----           ----            ----
Cash flows from operating activities:
   Net earnings                                               $ 161,828         95,162         90,318
   Adjustments to reconcile net earnings to cash
     provided by operating activities:
       Minority partner's interest in net profit of
         consolidated partnership                               130,757         84,090         79,328
       Depreciation                                             171,886        168,487        166,426
       Amortization of intangible assets                         95,198         95,252         95,234
       (Increase) decrease in:
         Tenant receivables                                    (152,147)         2,218         (7,343)
         Escrow deposits                                          6,335         (5,555)        (3,029)
         Other assets                                           (17,984)        (9,903)       (11,596)
       Increase (decrease) in:
         Accounts payable                                       (10,397)        12,844          2,513
         Accrued expenses and security deposits                  (3,929)        11,381         (1,750)
                                                              ---------       --------       --------

       Net cash provided by operating activities                381,547        453,976        410,101
                                                              ---------       --------       --------

Cash flows from investing activities:
   Purchase of property and improvements                       (142,338)      (110,560)       (79,190)
   Distribution from joint venture                                 --             --           21,746
                                                              ---------       --------       --------

       Net cash used in investing activities                   (142,338)      (110,560)       (57,444)
                                                              ---------       --------       --------

Cash flows from financing activities:
   Repayments on note payable                                  (214,300)      (199,823)      (185,702)
   Distributions paid                                          (200,000)      (200,000)      (200,000)
                                                              ---------       --------       --------

       Net cash used in financing activities                   (414,300)      (399,823)      (385,702)
                                                              ---------       --------       --------

Decrease in cash and cash equivalents                          (175,091)       (56,407)       (33,045)

Cash and cash equivalents, beginning of period                  757,636        814,043        847,088
                                                              ---------       --------       --------

Cash and cash equivalents, end of period                      $ 582,545        757,636        814,043
                                                              =========       ========       ========

Supplemental disclosure of cash flow information:
  Payments during the period for:
     Interest                                                 $ 240,305        254,783        268,903
                                                              =========       ========       ========
     Taxes                                                    $  17,333          6,492          7,352
                                                              =========       ========       ========

Supplemental disclosure of noncash financing activities:
   Improvements acquired using accounts payable               $  13,160           --             --
                                                              =========       ========       ========

See accompanying notes to consolidated financial statements.

                                                          EXHIBIT 13 (CONTINUED)

                        U.S. REALTY INCOME PARTNERS, L.P.
                        (A DELAWARE LIMITED PARTNERSHIP)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

              FOR THE YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002




(1)    Summary of Significant Accounting Policies:
       ------------------------------------------
       Organization
       ------------
       U.S. Realty Income Partners, L.P. (the Partnership) was formed as a limited partnership under the laws of the state of Delaware on September 28, 1987. The Partnership was formed to acquire, operate, hold for investment and dispose of residential and commercial property. The general partner is Vanderbilt Realty Joint Venture, a Tennessee partnership. Limited partners were admitted beginning on May 15, 1988. The partnership controls certain shopping center property, located in Nashville, Tennessee, through its 66-2/3% interest in Bellevue Plaza Partners, a Tennessee joint venture (the Joint Venture). The Joint Venture's assets, liabilities and operations are included in these financial statements and represent the partnership's primary business. Minority interests represent the 33-1/3% interest held in the Joint Venture by an unaffiliated party.

       The Partnership and the Joint Venture file their separate tax returns and prepare their financial statements under the accrual method of accounting.

       Cash and Cash Equivalents
       -------------------------
       For purposes of the statements of cash flows, the Partnership considers cash on hand, demand deposits with financial institutions, and highly liquid financial instruments with a maturity of three months or less to be cash and cash equivalents.

       Allowance for Bad Debts
       -----------------------
       Tenants receivable are reviewed monthly and any tenants with balances greater than 30 days past due are contacted regarding past due amounts. If attempts are unsuccessful in collecting the amounts due, the tenant may be evicted if necessary and if balances remain after continued collection efforts, the account at that point is charged-off.

       The allowance for bad debts represents an amount which, in management's judgment, will be adequate to absorb potential uncollectible tenants receivable. In determining the adequacy of the allowance, management considers the general economic condition, the tenant's financial ability and the age of the receivable.

       Property and Improvements
       -------------------------
       Property and improvements are recorded at the acquisition cost.
          Renovations and improvements are capitalized; maintenance and repairs are expensed. Depreciation is provided for in amounts sufficient to relate the cost of depreciable assets to operations over their estimated service lives ranging from 15 to 39 years, using straight-line and accelerated methods. The Partnership reviews for impairment losses on its real estate assets when events and circumstances indicate that the assets might be impaired.

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



                                                          EXHIBIT 13 (CONTINUED)

                        U.S. REALTY INCOME PARTNERS, L.P.
                        (A DELAWARE LIMITED PARTNERSHIP)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

              FOR THE YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002

(1)    Summary of Significant Accounting Policies: (Continued)
       ------------------------------------------
       Property and Improvements (Continued)
       -------------------------
          Costs of future expenditures for environmental remediation obligations would not be discounted for their present value. Recoveries of environmental remediation costs from other parties are recorded as assets when their receipt is deemed probable. The Partnership's management is not aware of any environmental remediation obligations which would materially affect the operations, financial position or cash flows and therefore has made no loss accruals.

       Other Assets
       ------------
       Lease costs and commissions are amortized over the terms of the respective leases. Leases at the shopping center expire from 2005 to 2009. Loan costs are amortized over the term of the loan which matures in 2014. Amortization of lease commissions, included in amortization expense, was $23,003, $23,057, and $23,039 in 2004, 2003, and 2002,
          respectively.

       Revenue Recognition
       -------------------
       Rent is recorded as income over the lease terms as rents become receivable according to provisions of the leases. Rent from leases containing rent-free periods is recognized on a straight-line basis, with the related straight-line rent included in tenant receivables until payments of rent begin. The receivables are reduced in each subsequent month by the excess of the monthly payments over the income. During 1999 a lease containing the rent free period was amended, whereby rent payments by the tenant began immediately. At this time, rent receivable was reclassified as lease acquisition cost and is being amortized as described in Note 4.

       The Partnership currently has three tenants in which the rental agreements provide for minimum rental payments plus contingent rents based on the lessee's gross sales. Contingent rents are recorded as income when they become receivable according to the provisions of the leases and are estimable.

       Earnings Per Unit
       -----------------
       Earnings per unit are based on the limited partners' allocation of earnings divided by the weighted average of limited partner units outstanding.

       Income Taxes
       ------------
       No provisions have been made for federal income taxes as such taxes are the personal responsibility of the partners. State franchise and excise taxes are provided for the state in which nexus exists for the property.

       Partnership Allocations
       -----------------------
       Partnership allocations are made in accordance with the limited partnership agreement. Cash distributions, net earnings or loss and taxable income or loss are generally allocated 95% to the limited partners and 5% to the general partner. Liquidation proceeds are generally allocated 85% to the limited partners and 15% to general partners, after replenishment of negative capital accounts and return of limited partners' capital and preferred returns.


                                                          EXHIBIT 13 (CONTINUED)

                        U.S. REALTY INCOME PARTNERS, L.P.
                        (A DELAWARE LIMITED PARTNERSHIP)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

              FOR THE YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002


(1)    Summary of Significant Accounting Policies: (Continued)
       ------------------------------------------
       Use of Estimates
       ----------------
       The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

       Effect of Implementing New Accounting Standards
       -----------------------------------------------
       The following discusses new accounting standards and the related impact on the Partnership:

           Exchanges of Nonmonetary Assets
           -------------------------------
           In December 2004, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. (SFAS) 153, Exchanges of Nonmonetary Assets, an amendment of APB Opinion No. 29, Accounting for Nonmonetary Transactions. This statement amends the principle that exchanges of nonmonetary assets should be measured based on the fair value of the assets exchanged and more broadly provides for exceptions regarding exchanges of nonmonetary assets that do not have commercial substance. This Statement is effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. The adoption of this standard is not expected to have a material impact on financial condition, results of operations, or liquidity of the Partnership.

           Meaning of Other Than Temporary Impairment
           ------------------------------------------
           In March 2004, the Emerging Issues Task Force (EITF) released Issue 03-1, Meaning of Other Than Temporary Impairment, which addressed other-than-temporary impairment for certain debt and equity investments. The recognition and measurement requirements of Issue 03-1, and other disclosure requirements not already implemented, were effective for periods beginning after June 15, 2004. In September 2004, the FASB staff issued FASB Staff Position (FSP) EITF 03-1-1, which delayed the effective date for certain measurement and recognition guidance contained in Issue 03-1. The FSP requires the application of pre-existing other-than-temporary guidance during the period of delay until a final consensus is reached. Management does not anticipate that the issuance of the final consensus will have a material impact on financial condition, the results of operations, or liquidity of the Partnership.

           Accounting for Certain Loans or Debt Securities Acquired in a
           Transfer
           ---------------------------------------------------------------------
           In December 2003, the American Institute of Certified Public Accountants issued statement of Position (SOP) 03-3, Accounting for Certain Loans or Debt Securities Acquired in a Transfer. SOP 03-3 requires acquired loans, including debt securities, to be recorded at the amount of the purchaser's initial investment and prohibits carrying over valuation allowances from the seller for those individually-evaluated loans that have evidence of deterioration in credit quality since origination, and it is probable all contractual cash flows on the loan will be unable to be collected. SOP 03-3 also requires the excess of all undiscounted cash flows expected to be collected at acquisition over the purchaser's initial investment to be recognized as interest income on a level-yield basis over the life of the loan. Subsequent increases in cash flows expected to be collected are recognized prospectively through an adjustment of the loan's yield over its remaining life, while subsequent decreases are recognized as impairment. Loans


                                                         EXHIBIT 13 (CONTINUED)

                        U.S. REALTY INCOME PARTNERS, L.P.
                        (A DELAWARE LIMITED PARTNERSHIP)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

              FOR THE YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002


(1)    Summary of Significant Accounting Policies: (Continued)
       ------------------------------------------
           Accounting for Certain Loans or Debt Securities Acquired in a
           -------------------------------------------------------------
           Transfer (Continued)
           --------
           carried at fair value, mortgage loans held for sale, and loans to borrowers in good standing under revolving credit agreements are excluded from the scope of SOP 03-3. The guidance is effective for loans acquired in fiscal years beginning after December 15, 2004 and is not expected to have a material impact on financial condition, results of operations, or liquidity of the Partnership.

           Accounting for Certain Financial Instruments with Characteristics of
           --------------------------------------------------------------------
           Both Liabilities and Equity
           ---------------------------
           In May 2003, the FASB issued SFAS 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity. This statement establishes standards for classifying and measuring certain financial instruments that embody obligations of the issuer and have characteristics of both liabilities and equity. The provisions of SFAS 150 became effective June 1, 2003, for all financial instruments created or modified after May 31, 2003, and otherwise became effective as of July 1, 2003. In December 2003, the FASB deferred for an indefinite period the application of the guidance in SFAS 150 to noncontrolling interests that are classified as equity in the financial statements of a subsidiary but would be classified as a liability in the parent's financial statements under SFAS 150. The deferral is limited to mandatorily redeemable noncontrolling interests associated with finite-lived subsidiaries. Management does not believe any such applicable entities exist as of December 31, 2004, but will continue to evaluate the applicability of this deferral to entities which may be consolidated as a result of FASB Interpretation No. 46 (FIN 46), Consolidation of Variable Interest Entities.

       Consolidation
       -------------
       The Partnership fully consolidates into its financial statements majority-owned entities. All significant intercompany balances and transactions, if any, would be eliminated in consolidation.

(2)    Property and Improvements:
       -------------------------
       Property and improvements located at Bellevue Plaza consist of the following at December 31, 2004 and 2003, respectively:

                                                      2004             2003
                                                      ----             ----
               Buildings and improvements         $ 5,347,181        5,191,683
               Less accumulated depreciation       (2,558,260)      (2,386,374)
                                                  -----------       ----------
                                                    2,788,921        2,805,309
               Land                                   414,301          414,301
                                                  -----------       ----------
                                                  $ 3,203,222        3,219,610
                                                  ===========       ==========

       During the years ended December 31, 2004, 2003 and 2002, the Partnership recognized depreciation of $171,886, $168,487, and $166,426, respectively.


                                                          EXHIBIT 13 (CONTINUED)

                        U.S. REALTY INCOME PARTNERS, L.P.
                        (A DELAWARE LIMITED PARTNERSHIP)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

              FOR THE YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002


(3)    Investment in Joint Venture:
       ---------------------------
       The Partnership held a 50% interest in DR/US West End General
          Partnership, a general partnership joint venture formed to own and operate a commercial office building in Nashville, Tennessee.

       Effective July 28, 1995, the partnership exchanged its interest in the assets of DR/US West End General Partnership (DR/US) for an indirect 3.745% equity interest (held through a limited partnership interest in Daniel S.E. Office Limited Partnership) in Prudential/Daniel Office Venture, LLC (the LLC). The LLC, which is controlled by Prudential Life Insurance Company of America, owns six office buildings (including the DR/US property) located in Nashville, Tennessee and Raleigh, North Carolina. The disposal of the LLC interest began during the year ended December 31, 2001.

       The partnership's income from its joint venture investments is determined as follows for the years ended December 31, 2004, 2003 and 2002, respectively:

                                                    2004        2003       2002
                                                    ----        ----       ----
        Distributions from Prudential/Daniel
            Office Venture, LLC                   $   --         --       21,746
                                                  ========      ====      ======

(4)    Other Assets:
       ------------
       Other assets consist of the following at December 31, 2004 and 2003, respectively:

                                                    2004             2003
                                                    ----             ----

        Acquisition fees                        $   328,447          328,447
        Lease acquisition costs                     499,605          499,605
        Loan costs                                  126,880          126,880
        Deferred commissions                        168,191          164,927
                                                -----------       ----------
                                                  1,123,123        1,119,859
        Less accumulated amortization              (606,983)        (526,505)
                                                -----------       ----------
                                                    516,140          593,354
        Accounts receivable from affiliate            1,650            1,650
                                                -----------       ----------
                                                $   517,790          595,004
                                                ===========       ==========

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



                                                          EXHIBIT 13 (CONTINUED)

                        U.S. REALTY INCOME PARTNERS, L.P.
                        (A DELAWARE LIMITED PARTNERSHIP)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

              FOR THE YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002


(4)    Other Assets: (Continued)
       ------------
       Amortization expense was $95,198, $95,252 and $95,234 for 2004, 2003 and
          2002, respectively. The estimated future amortization expense at December 31, 2004 is as follows:

                 Year Ended
                 December 31,
                 ------------
                    2005                                          $ 91,886
                    2006                                            90,429
                    2007                                            89,829
                    2008                                            76,676
                    2009                                            20,151
                    Thereafter                                     147,169
                                                                  --------
                                                                  $516,140
                                                                  ========

       Deferred commissions in the amount of $17,984 and $9,903 to be amortized over a weighted average of four and one-half and five years were acquired during 2004 and 2003, respectively.

(5)    Note Payable:
       ------------
       During 1999, the Partnership refinanced the mortgage on the Bellevue
          Plaza property. Under the terms of the new mortgage, additional funds were provided for establishment of property tax escrow and repayment to a tenant for various improvements made by the tenant. These improvements have been classified in the financial statements as lease acquisition costs, since at the time of refinancing, the terms of the original lease with the certain tenant were amended to provide for this repayment.

       The mortgage is payable at 7.25% in monthly installments of principal and interest of $37,884. The mortgage matures in July, 2014, and is secured by a deed of trust on the Bellevue Plaza property. Principal maturities of the mortgage are as follows:

                 Year Ended
                 December 31,
                 ------------
                    2005                                             $  231,311
                    2006                                                248,898
                    2007                                                267,822
                    2008                                                287,678
                    2009                                                310,060
                 Thereafter                                           1,797,589
                                                                     ----------
                                                                     $3,143,358
                                                                     ==========



                                                         EXHIBIT 13 (CONTINUED)

                        U.S. REALTY INCOME PARTNERS, L.P.
                        (A DELAWARE LIMITED PARTNERSHIP)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

              FOR THE YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002



(6)    Reconciliation of Financial Statements and Tax Returns:
       ------------------------------------------------------
       The following is a reconciliation of financial statement net income and federal taxable income:

                                                                   2004            2003           2002
                                                                   ----            ----           ----

               Net earnings on consolidated statement            $ 161,828         95,162        112,064
                  of earnings

               Items treated differently on the tax return:
                  Minority interest                                130,757         84,090         79,328
                  Earnings from joint venture                         --             --          (21,746)
                  Amortization                                     (14,148)       (14,140)       (14,140)
                  Other temporary differences                          496         (4,881)       (75,746)
                                                                 ---------       --------       --------
               Taxable income per tax returns                    $ 278,933        160,231         79,760
                                                                 =========       ========       ========

       The Partnership's federal income tax return is subject to audit and possible adjustment by the Internal Revenue Service.

(7)    Related Party Transactions:
       --------------------------
       Administration expenses (fees and other costs and expenses) paid to the general partner or its affiliates amounted to $65,000 in 2004, $66,300 in 2003, and $66,000 in 2002.

(8)    Leases of Lessor:
       ----------------
       Bellevue Plaza leases property to others under noncancelable operating leases requiring fixed monthly payments over various terms, plus their proportionate share of certain building operating costs, insurance and real property taxes. Revenue from expense recoveries was $137,705, $124,515, and $124,580 in 2004, 2003, and 2002, respectively. The following table sets forth the minimum cash rental payments to be received from leases in place as of December 31, 2004:

                 Year Ending
                 December 31,
                 ------------
                    2005                                          $  565,213
                    2006                                             454,359
                    2007                                             433,502
                    2008                                             316,687
                    2009                                              63,724
                                                                  ----------
                                                                  $1,833,485
                                                                  ==========

       During 2004, 2003 and 2002, two tenants leasing space contributed 15% or more to rental income. One lessee accounted for 22%, 25% and 26% of rental income during 2004, 2003 and 2002, respectively. The other lessee accounted for 27%, 17% and 15% of rental income during 2004, 2003 and 2002, respectively.



                                                          EXHIBIT 13 (CONTINUED)

                        U.S. REALTY INCOME PARTNERS, L.P.
                        (A DELAWARE LIMITED PARTNERSHIP)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

              FOR THE YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002


(8)    Leases of Lessor: (Continued)
       ----------------
       During 2004, 2003 and 2002, one tenant leasing space paid percentage of sales rent of $215,877, $104,199 and $86,565, respectively. For the year ended December 31, 2004, information was available to estimate the percentage of sales rents for that year prior to the release of the financial statements.

       The estimated fair values of the partnership's financial instruments, as of December 31, 2004 and 2003, were as follows:

                                             2004                          2003
                                    ----------------------        ---------------------
                                    Carrying         Fair         Carrying        Fair
                                     Amount          Value         Amount         Value
                                    --------         -----        --------        -----
       Financial assets:
          Cash and cash
              equivalents          $  582,545        582,545        757,636        757,636
          Escrow deposits              12,142         12,142         18,477         18,477
          Tenant receivables          158,258        158,258          6,111          6,111
                                   ----------      ---------      ---------      ---------
                                      752,945        752,945        782,224        782,224
                                   ----------      ---------      ---------      ---------
       Financial liabilities:
          Note payable              3,143,358      3,349,546      3,357,658      3,690,317
          Other payables               46,612         46,612         47,778         47,778
                                   ----------      ---------      ---------      ---------
                                   $3,189,970      3,396,158      3,405,436      3,738,095
                                   ----------      ---------      ---------      ---------

(9)    Financial Instruments:
       ---------------------
       Methods and assumptions used in estimating fair values are summarized as follows:

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

(10)   Credit Concentration:
       --------------------
       The Partnership maintains cash balances at various financial institutions. Deposits at banks are insured by the Federal Deposit Insurance Corporation up to $100,000 at each bank. At December 31, 2004, the Partnership had deposits at three banks which exceeded insured limits by approximately $335,000. Deposits with brokerages are insured by the Securities Investor Protection Corporation (SIPC) up to $100,000 for claims for cash and $400,000 for coverage on securities. The Partnership's deposits at brokerages are within these limits at December 31, 2004.


                                                         EXHIBIT 13 (CONTINUED)

                        U.S. REALTY INCOME PARTNERS, L.P.
                        (A DELAWARE LIMITED PARTNERSHIP)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

              FOR THE YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002

(11)   Selected Quarterly Financial Data (Unaudited):
       ---------------------------------
       Set forth below is selected quarterly financial data for the years ended
          December 31, 2004 and 2003:

                                      First        Second        Third         Fourth
                                     Quarter       Quarter       Quarter       Quarter
                                     -------       -------       -------       -------
       2004:
          Total revenues             $318,992      259,821       214,908        294,837
                                     --------      -------      --------       --------
          Net earnings before
              minority interest
              and earnings from
              joint venture           107,401       81,482        15,767         87,935
                                     --------      -------      --------       --------
          Net earnings                 62,780       52,841         2,343         43,864
                                     --------      -------      --------       --------
          Earnings per unit          $  12.28        10.33           .46           8.58
                                     --------      -------      --------       --------
          Weighted average
              number of units           4,858        4,858         4,858          4,858
                                     --------      -------      --------       --------
       2003:
          Total revenues             $312,656      250,041       204,464        206,894
                                     --------      -------      --------       --------
          Net earnings before
              minority interest
              and earnings from
              joint venture            95,703       77,865         7,422         (1,738)
                                     --------      -------      --------       --------
          Net earnings (loss)          51,923       51,559        (4,007)        (4,313)
                                     --------      -------      --------       --------
          Earnings (loss) per unit   $  10.15        10.08         (0.78)         (0.84)
                                     --------      -------      --------       --------
          Weighted average
              number of units           4,858        4,858         4,858          4,858
                                     --------      -------      --------       --------


                                                          EXHIBIT 13 (CONTINUED)

                        U.S. REALTY INCOME PARTNERS, L.P.
                        (A DELAWARE LIMITED PARTNERSHIP)

              SCHEDULE I - REAL ESTATE AND ACCUMULATED DEPRECIATION

                                DECEMBER 31, 2004



                                                                                          Costs Capitalized
                                                                                             Subsequent to
                                                                 Initial Cost                Acquisition
                                                          --------------------------      ------------------
                                                                          Buildings            Buildings
                                                                             and                  and
Description                        Encumbrances           Land          Improvements          Improvements
-----------                        ------------           ----          ------------          ------------
Bellevue Plaza Shopping
    Center                         $  3,143,358          414,301         4,895,626               451,555


                                                 Gross Amount at which
                                               Carried at Close of Period
                                               --------------------------
                                                       Buildings
                                                          and
Description                            Land           Improvements        Total
-----------                            ----           ------------        -----
Bellevue Plaza Shopping
    Center                         $    414,301        5,347,181         5,761,482


                                    Accumulated              Date
Description                        Depreciation            Acquired
-----------                        ------------            --------
Bellevue Plaza Shopping
    Center                         $  2,558,260              1997


                                                  Gross        Accumulated
Reconciliation of carrying costs                  Amount       Depreciation
--------------------------------                  ------       ------------
Balance, January 1, 2002                        $5,416,234      2,051,461
Additions                                           79,190        166,426
Retirements                                           --             --
                                                ----------      ---------
Balance, December 31, 2002                       5,495,424      2,217,887
Additions                                          110,560        168,487
Retirements                                           --             --
                                                ----------      ---------
Balance, December 31, 2003                       5,605,984      2,386,374
Additions                                          155,498        171,886
Retirements                                           --             --
                                                ----------      ---------
Balance, December 31, 2004                      $5,761,482      2,558,260
                                                ==========      =========


Computation of Depreciation
---------------------------
Depreciation is provided as disclosed in footnote 1 to the consolidated financial statements.


